EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT
dated as of

December 28, 2012,

among

LMI AEROSPACE, INC.,
as Borrower,

The Lenders Party Hereto

and

ROYAL BANK OF CANADA,
as Administrative Agent

and

RBC CAPITAL MARKETS*

and

WELLS FARGO SECURITIES, LLC

as
Joint Lead Arrangers and Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as

Syndication Agent

 * RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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SCHEDULES:

SCHEDULE 2.01	—	Commitments
SCHEDULE 2.03	—	Existing Letters of Credit
SCHEDULE 3.10	—	ERISA; Labor Matters
SCHEDULE 3.12	—	Subsidiaries; Ownership Interests
SCHEDULE 3.19	—	Insurance
SCHEDULE 3.20	—	Material Contracts
SCHEDULE 5.13	—	Certain Post-Closing Obligations
SCHEDULE 6.01	—	Existing Indebtedness
SCHEDULE 6.02	—	Existing Liens
SCHEDULE 6.04(d)	—	Existing Investments
SCHEDULE 6.07	—	Existing Affiliate Transactions
SCHEDULE 9.01	—	Notices

EXHIBITS:

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Guarantee Agreement
EXHIBIT C	—	Form of Perfection Certificate
EXHIBIT D	—	Form of Collateral Agreement
EXHIBIT E-1	—	Form of Officer’s Certificate
EXHIBIT E-2	—	Form of Solvency Certificate
EXHIBIT F	—	Form of Revolving Note
EXHIBIT G	—	Form of Term Note
EXHIBIT H	—	Form of Intercompany Note
EXHIBIT I	—	Form of Specified Discount Prepayment Notice
EXHIBIT J	—	Form of Specified Discount Prepayment Response
EXHIBIT K	—	Form of Discount Range Prepayment Notice
EXHIBIT L	—	Form of Discount Range Prepayment Offer
EXHIBIT M	—	Form of Solicited Discounted Prepayment Notice
EXHIBIT N	—	Form of Solicited Discounted Prepayment Offer
EXHIBIT O	—	Form of Acceptance and Prepayment Notice
EXHIBIT P	—	Form of United States Tax Compliance Certificate
EXHIBIT Q	—	Form of Committed Loan Notice
EXHIBIT R	—	Form of Prepayment Notice
EXHIBIT S	—	Form of IP Security Agreement
EXHIBIT T	—	Form of Compliance Certificate

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CREDIT AGREEMENT dated as of December 28, 2012 (this “Agreement”), among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the LENDERS party hereto and ROYAL BANK OF CANADA, as Administrative Agent.

In connection with the Transactions (as hereinafter defined), the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Effective Date, in an aggregate principal amount of $225,000,000 and (b) Revolving Loans at any time on or after the Effective Date and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000.  The Revolving Commitment may include one or more Swingline Loans and one or more Letters of Credit from time to time.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case on the terms and subject to the conditions set forth herein.  Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto hereby covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(d)(iv)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(d)(iv)(2) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(d)(iv)(2).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition of all of the issued and outstanding Equity Interests of the Target by the Borrower pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the Membership Interest Purchase Agreement dated as of December 5, 2012, among the Borrower, the Target and all of the common members of the Target, which are party thereto.

“Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to the Borrower’s (or any of its affiliates’) obligation to consummate the Acquisition under the Acquisition Agreement or to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement (without giving effect to notice or lapse of time or both) as a result of a breach of such representations and warranties.

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into pursuant thereto or in connection therewith, and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

 “Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution  that agrees to provide any portion of any (a) Incremental Revolving Commitment pursuant to an Incremental Amendment in accordance with Section 2.21 or (b) Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.22; provided that each Additional Revolving Lender shall be subject to the consent of the Administrative Agent (if and to the extent such consent would be required under Section 9.04(b)) and the Borrower and, if such Additional Revolving Lender will provide any Other Revolving Commitment, the Swingline Lender and each Issuing Bank (such consent in each case not to be unreasonably withheld or delayed).

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Term Loan pursuant to an Incremental Amendment in accordance with Section 2.21 or (b) Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.22; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the consent of the Administrative Agent (if and to the extent such consent would be required under Section 9.04(b)) and the Borrower.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Royal Bank of Canada, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means, the Administrative Agent’s address or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” means, collectively, the Administrative Agent, the Lead Arrangers and the Supplemental Administrative Agents (if any).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees or a Eurodollar Rate or ABR floor greater than 1.25% or 2.25% respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate with respect to any Loan), or otherwise; provided that OID and up-front fees shall, for floating rate Indebtedness, be equated to interest rate adjustments assuming a 4-year life to maturity; and provided further that “All-In Yield” shall not include arrangement fees, underwriting or similar fees paid to arrangers for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum in effect from time to time, which rate shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%; provided, however, that during the period from the date hereof to the date that is 90 days following the Effective Date (or such earlier date as shall be specified by the Administrative Agent on which a Eurodollar Rate Loan has become available), “Alternate Base Rate” shall mean the rate per annum equal to the Eurodollar Rate for the Interest Period of one month as in effect on the Effective Date, plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.  Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 2.25% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.25% per annum.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(d)(iii)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all L/C Advances made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurodollar Rate Loans, ABR Loans, L/C Advances, Swingline Loans or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.18(f) and Section 2.24, be changed by such Lender upon ten days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 2.18, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means, for any day,

(a)         with respect to any Term Loan, (i) 3.75% per annum, in the case of an ABR Loan, and (ii) 4.75% per annum, in the case of a Eurodollar Loan, and

(b)         with respect to any Revolving Loan, (i) from the Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.02(a) in respect of the first full fiscal quarter of the Borrower ending after the Effective Date (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b)), a percentage per annum equal to 3.75% per annum in the case of an ABR Loan and 4.75% per annum in the case of a Eurodollar Loan, and (ii) thereafter, the Applicable Rate per annum set forth below, as determined by reference to the Total Leverage Ratio then in effect:

Pricing Level	Total Leverage Ratio	Eurodollar Rate for Revolving Loans	Alternate Base Rate for Revolving Loans

1	Less than 1.50:1.00	2.00%	1.00%

2	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	2.50%	1.50%

3	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	3.00%	2.00%

4	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	3.50%	2.50%

5	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	4.00%	3.00%

6	Greater than or equal to 3.50:1.00	4.75%	3.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b)) is delivered pursuant to Section 5.02(a); provided, however, that the Applicable Rate shall be equal to “Pricing Level 6” shall in any event apply (i) as of the first Business Day after the date on which a Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) was required to have been delivered but was not delivered, until the first Business Day immediately following the date on which such Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) is delivered and (ii) at any and all times if a Default under Section 7.01(a), 7.01(b), 7.01(h), or 7.01(i) or an Event of Default shall have occurred and be continuing.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant Issuing Bank and (ii) the Revolving Lenders.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale-Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Sale-Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(d)(i); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2009, 2010 and 2011 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each year in the three year period ended December 31, 2011, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, and each similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or sole manager of such Person or the board of directors or board of managers or sole manager of the member of such Person if such Person has only one member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 5.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(d)(i).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.11(d)(i).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(d)(i).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Businesses” has the meaning assigned to such term in Section 3.06(b)(i).

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability (including that portion of Capital Lease Obligations which is capitalized on a consolidated balance sheet in accordance with GAAP)), by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or should be included in “purchases of property, plant or equipment”, “capital expenditures” or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries, but excluding (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures that are accounted for as capital expenditures by the Borrower or any of its Subsidiaries and that actually are paid for or reimbursed by a Person other than the Borrower or any such Subsidiary and for which neither the Borrower nor any such Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (c) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries, (d) expenditures that constitute all or a portion of the purchase price of Permitted Acquisitions or other Investments (although all Capital Expenditures made with proceeds of any such investment shall be included herein) or (e) expenditures that are financed with the proceeds of common capital contributions received or Qualified Equity Interests issued by the Borrower.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” means cash or Deposit Account balances subject to Cash Collateralization.

“Cash Collateralize” means to pledge and deposit with or deliver to a financial institution reasonably acceptable to the Administrative Agent and the Issuing Banks, for the benefit of the relevant Issuing Banks and the Revolving Lenders, as collateral for the L/C Obligations and the Swingline Loans, the Cash Collateral, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Swingline Lender and the relevant Issuing Bank (which documents are hereby consented to by the Revolving Lenders).  “Cash Collateralization” shall have a corresponding meaning hereunder.

“Cash Management Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Documents” shall mean those agreements entered into from time to time by any Loan Party and a Cash Management Bank in connection with the provision by such Cash Management Bank of Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means (a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the Equity Interests or Voting Interests in the Borrower, (b) at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated, designated or approved by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated, designated or approved or (c) the occurrence of a “change in control” (or similar event, however denominated), as defined in the documentation governing any Material Indebtedness if the effect of such event is to permit the holders of such Material Indebtedness to require such Indebtedness to be repaid or repurchased.

“Change in Law” means:  (a) the adoption of any rule, regulation, treaty or other Laws after the date of this Agreement, (b) any change in any rule, regulation, treaty or other Laws or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of  any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Incremental Revolving Loans, Term Loans, Other Term Loans, or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Incremental Revolving Commitment, Term Commitment, Other Term Commitment or a commitment pursuant to any Incremental Term Loans, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of any Loan Party, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral Agreement Supplement” has the meaning provided in Section 5.12(c).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)          the Administrative Agent shall have received from (i) the Borrower and each of its Subsidiaries (other than any Foreign Subsidiary or any Excluded Subsidiary), either (1) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (2) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a Guarantee Agreement Supplement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) the Borrower and each Guarantor either (1) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (2) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a Collateral Agreement Supplement, duly executed and delivered on behalf of such Person and (iii)  the Borrower and each Guarantor either (1) a counterpart of the IP Security Agreement duly executed and delivered on behalf of such Person or (2) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), an IP Security Agreement Supplement, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, at the reasonable request of the Administrative Agent, opinions of the type referred to in Section 4.01(b);

(b)          all outstanding Equity Interests of the Borrower and each Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)          Indebtedness for borrowed money of the Borrower or any Subsidiary owing to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)          all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, applicable Laws or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)          the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) evidence as to whether each Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and if such Mortgaged Property is a Flood Hazard Property, evidence of such flood insurance as may be required under applicable Law, including Regulation H of the Board of Governors and (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f)           in the case of Collateral constituting accounts receivable from any United States Governmental Authority, take such actions and deliver such documents, agreements and instruments as are required pursuant to the Collateral Agreement to assign such receivables pursuant to applicable Laws.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that, the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) no action to perfect a security interest in motor vehicles and other assets subject to certificates of title shall be required other than the filing of a financing statement under the Uniform Commercial Code and (d) in no event shall the Collateral include any Excluded Assets.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines in its reasonable discretion that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment, Incremental Revolving Commitment, Term Commitment, Other Term Commitment or a commitment pursuant to any Incremental Term Loan of any Class or any combination thereof (as the context requires).

“Commitment Fee” has the meaning provided in Section 2.08(a).

“Commitment Fee Percentage” means (a) from the Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.02(a) in respect of the first full fiscal quarter of the Borrower ending after the Effective Date (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered under Section 5.01(b) for such Fiscal Quarter), 0.50% and (b) thereafter, the applicable rate set forth below, as determined by reference to the Total Leverage Ratio certified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(a):

Pricing Level	Total Leverage Ratio	Commitment Fee Percentage

1	Less than 1.50:1.00	0.250%

2	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	0.375%

3	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	0.50%

4	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	0.50%

5	Greater than or equal to 3.00:1.00	0.625%

Any increase or decrease in the Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate (together with the applicable consolidated financial statements of the Borrower  and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b))  is delivered pursuant to Section 5.02(a); provided, however, that the Commitment Fee Percentage shall be equal to Pricing Level 5 (i) as of the first Business Day after the date on which a Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) was required to have been delivered but was not delivered, until the first Business Day immediately following the date on which such Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) is delivered, and (ii) at any and all times if a Default under Section 7.01(a), 7.01(b), 7.01(h), or 7.01(i) or an Event of Default shall have occurred and be continuing.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated as of December 19, 2012, between Royal Bank of Canada, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Borrower.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Loan Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit Q.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.02(a) or otherwise pursuant to certain provisions under Article VI, in each case, substantially in the form of Exhibit T.

“Consolidated Cash Interest Expense” means, for any period, the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (b) the accretion or accrual of discounted liabilities during such period, (c) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, and (d) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)          total interest expense and, to the extent not reflected in such total interest expense, any unrealized losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and unrealized gains on such hedging obligations or such derivative instruments;

(ii)         provision for taxes based on income, profits or capital, excluding property taxes but including federal, foreign, state, franchise, and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)        all amounts properly attributable to depreciation and amortization;

(iv)        Non-Cash Charges;

(v)         extraordinary losses and unusual or non-recurring losses;

(vi)        cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Effective Date and adjustments to existing reserves),  other non-recurring cash expenses incurred during such period in connection with any Permitted Acquisition or other Investments permitted under the Loan Documents, including any post-acquisition purchase price adjustments, indemnification obligations, accounting, due diligence and legal fees and any other fees, costs or expenses in connection therewith, and the non-cash impact of purchase price accounting adjustments in connection with any Permitted Acquisition or Investment, including with respect to any post-acquisition purchase price adjustments, indemnification obligations or similar agreements or deferred revenue; provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (vi) for any Test Period shall not exceed, when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (b) of this definition, 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (a)(vi) or clause (b) of this definition);

(vii)       losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(viii)      the amount of any net losses from discontinued operations in accordance with GAAP; and

(ix)         any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging; plus

(b)           without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized in connection with (i) any restructuring of the Borrower or any of its Subsidiaries not in the ordinary course of business, or (ii) any Permitted Acquisition or other Investment described in the definition of “Specified Transaction” or Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line or facility used for operations of the Borrower or any of its Subsidiaries, in each case that are projected by the Borrower in good faith to result from actions either taken or planned to be taken no later than 12 months after the consummation of such transaction (which cost savings, operating expense reductions and synergies projected to result from any such action shall be added to Consolidated EBITDA for any Test Period ending not more than 12 months after such action is taken as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized from such actions; provided that (1) such cost savings, operating expenses or synergies are factually supportable and quantifiable and determined in good faith (all of which shall be certified by the Financial Officer of the Borrower, together with reasonable detail), (2) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges or other amounts included in Consolidated EBITDA in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (3) the aggregate amount of cost savings, operating expense reductions or synergies added pursuant to this clause, when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (a)(vi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (a)(vi) or this clause (b) of this definition); less

(c)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)          extraordinary gains and unusual or non-recurring gains;

(ii)         non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii)        gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv)        the amount of any net income from discontinued operations in accordance with GAAP; and

(v)         any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(1)         there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(2)         there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(3)         there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness of the types described in clauses (a), (b), (d), (e), (g), and (h) (excluding undrawn amounts under outstanding letters of credit or letters of guaranty) of the definition thereof, minus (b) an amount of up to $25,000,000 in the aggregate of cash and Permitted Investments of the Loan Parties that are (i) free and clear of all liens other than Liens permitted under clause (a) of the definition of “Permitted Encumbrances” or (ii) not listed as “restricted” (or any similar term) on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the income or loss of the Borrower (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such other Person during such period, (b) the cumulative effect of a change in accounting principles during such period, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (d) any after-tax effect of gains or losses attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business and (e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or obligations under any Swap Agreements or other derivative instruments.  There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.  There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Acquisitions or the amortization or write-off of any amounts thereof.  In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder and as to which such coverage has not been disputed.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, the current portion of any Funded Debt which is not in default or otherwise due and payable on such date; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (i) arising from acquisitions or dispositions by the Borrower  and its Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (ii) shall exclude (1) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (2) the impact of adjusting items in the definition of Consolidated Net Income and (3) any changes in current assets or current liabilities as a result of (A) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (B) the effects of acquisition method accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power either (a) to vote 10% or more of the Voting Interests of such Person or (b) direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

“Credit Agreement Refinancing Indebtedness” means Term Loan Refinancing Indebtedness and Revolver Refinancing Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing, (b) a Swingline Borrowing or (c) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent shall be identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent shall be identified in such writing or public statement) cannot be satisfied, (c) has failed, within three days after request by the Administrative Agent (at its discretion or upon the request of the Required Lenders) or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three days of the date when due, unless the subject of a good faith dispute, or (e) (i) has had, or has had a parent company that has had, its assets or management taken over by any Governmental Authority, (ii) has become or is insolvent or has a parent company that has become or is insolvent or (iii) has become the subject of an Insolvency Proceeding, or, after the date such Lender became a Lender under this Agreement, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Insolvency Proceeding or appointment or has a parent company that has become the subject of an Insolvency Proceeding after the date such Lender became a Lender under this Agreement, or has had a receiver, conservator, trustee or custodian appointed for it after the date such Lender became a Lender under this Agreement, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment after the date such Lender became a Lender under this Agreement; provided that a Lender shall not qualify as a Defaulting Lender solely by virtue of the ownership or acquisition or any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(d)(ii)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(d)(iii)(1) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(d)(iii)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discounted Prepayment Offers or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(d)(ii)(3), Section 2.11(d)(iii)(3) or Section 2.11(d)(iv)(3), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(d)(i).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by a Loan Party (including any Sale-Leaseback and any sale of Equity Interests, but excluding any issuance by the Borrower or any of its Subsidiaries of its own Equity Interests in accordance with Section 6.05 and the other provisions of the Loan Documents), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; or

(d)           provides for the scheduled payment of dividends in cash;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(b) with respect to any fiscal year of the Borrower, if the Total Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(b)) as of the end of such fiscal year is (a) greater than 3.25 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than or equal to 2.00 to 1.00 but less than or equal to 3.25 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the initial Credit Extension has been made.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Borrower or any of its Subsidiaries, a natural person or a Defaulting Lender).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained, funded or administered by employees of a Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for employees of a Loan Party or any current or former ERISA Affiliate.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Laws, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) Environmental Laws and the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, hazardous waste identification number, license or other authorization issued by or submitted to a Governmental Authority required under any Environmental Law.

“Equity Interests” means shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is also treated as a single employer under Section 414(m) and (o) of the Code.

“ERISA Event” means (a) a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which notice is waived), (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred), (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d)  a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC Premiums due but not delinquent under Section 4007 of ERISA, (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan or a cessation of operations that is treated as a withdrawal under ERISA Section 4062(e), (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, in “endangered status” or “critical status”, within the meaning of Section 305(b) of ERISA, or (i) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means,

(a)           for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two London Banking Days prior to the commencement of such Interest Period, for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by Royal Bank of Canada and with a term equivalent to such Interest Period would be offered by Royal Bank of Canada’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time), two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time), determined on such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Royal Bank of Canada’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, the Eurodollar Rate with respect to any applicable Interest Period will be deemed to be 1.25% per annum if the Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.25% per annum.

“Event Date” has the meaning given to such term in Section 5.12.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)           the sum, without duplication (including for purposes of determining Consolidated Net Income), of:

(i)          Consolidated Net Income of the Borrower for such period;

(ii)         the aggregate amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income;

(iii)        the decrease in Consolidated Working Capital for such period; and

(iv)        the aggregate net non-cash loss on Dispositions by the Borrower and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less

(b)           the sum, without duplication, of:

(i)          the aggregate amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period);

(ii)         the increase in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Subsidiaries completed during such period or the application of purchase accounting);

(iii)        the aggregate amount of net non-cash gain on Dispositions by the Borrower and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv)        the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries in cash during such period;

(v)         the aggregate amount of all scheduled and mandatory principal payments of Indebtedness of the Borrower and its Subsidiaries (together with, in the case of a repayment of Revolving Loans, a corresponding permanent reduction of the Revolving Commitments) made with cash during such period;

(vi)        all cash payments by the Borrower and its Subsidiaries during such period in respect of the purchase price for Permitted Acquisitions;

(vii)       the aggregate amount of all cash taxes (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations) paid or tax reserves set aside or payable (without duplication) in such period for the Borrower and its Subsidiaries to the extent such amount exceeds the amount of tax expense deducted in determining such Consolidated Net Income for such period;

(viii)      the aggregate amount of all premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(ix)         the aggregate amount of all investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), paid in cash by the Borrower and its Subsidiaries in connection with the incurrence or issuance to third parties of any Indebtedness; and

(x)          the aggregate amount of all Restricted Payments paid by the Borrower in cash during such period;

provided that in respect of any cash payments referred to in the foregoing paragraph (b), such payments shall have been financed with internally generated cash flow (i.e. from ordinary course operations) of the Borrower and its Subsidiaries and not with the proceeds of any non-ordinary course Disposition, issuance or incurrence of Indebtedness or Equity Interests of, or other capital contribution to, the Borrower and its Subsidiaries); and provided, further, that the transaction (whether a Capital Expenditure, payment of Indebtedness, Restricted Payment or otherwise) giving rise to the cash payments referred to in the foregoing paragraph (b) shall have been permitted under the terms of the Loan Documents.  For the avoidance of doubt, there shall not be included in determining Excess Cash Flow for any period, pro forma adjustments for Acquired Entities or Businesses or Sold Entities or Businesses for such period (notwithstanding the inclusion of the same in Consolidated EBITDA for such period).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning specified in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (b) any Foreign Subsidiary, (c) any Immaterial Subsidiary, and (d) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes measured by or imposed on such recipient’s overall net income (however denominated), franchise Taxes imposed on such recipient in lieu of net income Taxes, and branch profits Taxes, in each case, by (i) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) in the case of a Foreign Lender, any withholding Tax that is attributable to such Foreign Lender’s failure to comply with Section 2.18(f) (other than as a result of a Change in Law), (c) any U.S. federal Taxes to the extent imposed as a result of a Lender’s (i) failure to comply with the applicable requirements of FATCA or (ii) election under Section 1471(b)(3) of the Code and (d) in the case of a Foreign Lender (except in the case of an assignee pursuant to a request by the Borrower under Section 2.20 hereto), any U.S. federal withholding Taxes imposed due to an applicable Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.18(a).

“Existing Letter of Credit” means any letter of credit previously issued that (a) will remain outstanding on and after the Effective Date and (b) is listed on Schedule 2.03.

“Facilities” has the meaning assigned to such term in Section 3.06(b)(i).

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended version that is substantially comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether such Treasury regulation or published administrative guidance is in existence on the date hereof or promulgated or published thereafter.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of December 19, 2012, between Royal Bank of Canada, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any applicable Subsidiary.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Flood Hazard Property” has the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, (b) any Domestic Subsidiary that is a disregarded entity or partnership for U.S. federal income tax purposes, substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition and (c) any Domestic Subsidiary in which a Subsidiary described in clause (a) directly or indirectly owns a majority of the Equity Interests.

“Funded Debt” means all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any such group or body charged with setting financial accounting or regulatory capital rules or standards (including the Bank for International Settlements and the Basel Committee on Banking Supervision) and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement by and among each Guarantor, the Borrower and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee Agreement Supplement” has the meaning specified in Section 5.12(b).

“Guarantor” means each Subsidiary of the Borrower that executes or is required to execute the Guarantee Agreement.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(d)(iii)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(d)(iv)(3).

“Immaterial Subsidiary” means, at any date of determination, each Wholly Owned Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) the Total Assets of all Foreign Subsidiaries and Immaterial Subsidiaries as of the last day of the most recent Test Period be greater than 2.5% of the Total Assets of the Borrower and its Subsidiaries at such date, (ii) the combined net income of all Foreign Subsidiaries and Immaterial Subsidiaries for the most recent Test Period be greater than 2.5% of Consolidated Net Income for such period or (iii) the gross revenues of all Foreign Subsidiaries and Immaterial Subsidiaries for the most recent Test Period be greater than 2.5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any additional Wholly Owned Subsidiary as an Immaterial Subsidiary if such designation would result in a failure to comply with the provisions set forth in clause (a) above, and (c) if the Total Assets, combined net income or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) and all Foreign Subsidiaries, considered as a whole, shall at any time exceed the limits set forth in clause (a) above, then the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, so that, as result of such redesignation, the Total Assets, combined net income and gross revenues of all Domestic Subsidiaries still designated as “Immaterial Subsidiaries” and all Foreign Subsidiaries do not exceed such limits.

“Incremental Amendment” has the meaning assigned to such term in Section 2.21(c).

“Incremental Availability” has the meaning assigned to such term in Section 2.21(a)

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.21(c).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.21(c).

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business incurred in the ordinary course of business and not more than 90 days past due and (ii) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is reflected on the balance sheet in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and other Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations of such Person under Swap Agreements, (j) all obligations of such Person in respect of Disqualified Equity Interests of such Person, (k) the Swap Termination Value under outstanding Swap Agreements at such time to which such Person is a party and (l) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds; provided that the term “Indebtedness” shall not include deferred or prepaid revenue.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person shall for purposes of clause (e) above (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.15(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States legal requirements, including the title 11 of the United States Bankruptcy Code.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Cash Interest Expense for such Test Period.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing, as applicable, and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Committed Loan Notice (or, if agreed to by all applicable Lenders participating therein, nine or twelve months or such other period of less than one month as the Borrower may elect); provided that

(a)           if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)          any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date, (ii) in the case of Incremental Term Loans, any maturity date applicable to such Incremental Term Loan in accordance with the terms hereof and (iii) in the case of Revolving Loans, the Revolving Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor representing dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“IP Security Agreement” means, collectively, (a) the Intellectual Property Security Agreement executed by certain Loan Parties in substantially the form of Exhibit S, and (b) each IP Security Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 5.12(c).

“IP Security Agreement Supplement” has the meaning provided in Section 5.12(c).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Royal Bank of Canada, (b) Wells Fargo Bank, National Association and (c) any other Revolving Lender (or any of its Subsidiaries or Affiliates) that becomes an Issuing Bank in accordance with Section 9.04(b)(iii); in the case of each of clause (a) and (b) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements (other than commercial agreements) with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means a Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all L/C Advances that have not yet been reimbursed by or on behalf of the Borrower at such time.  The L/C Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Obligations” means, as at any date of determination, the aggregate Stated Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“Lead Arrangers” means RBC Capital Markets and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that solely for purposes of Section 2.12 and 2.13, the term “Lenders” shall also include the Swingline Lender and Issuing Banks.

“Letter of Credit” means any standby letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in general use by the relevant Issuing Bank.

“Letter of Credit Commitment” means, with respect to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 under the caption “Letter of Credit Commitment” or, if an Issuing Bank has entered into an Assignment and Assumption, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv) as the Issuing Bank’s “Letter of Credit Commitment” as such amount may be reduced at or prior to such time pursuant to Section 2.03.  The total amount of the Letter of Credit Commitments shall not exceed the Letter of Credit Sublimit at any time.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate available amount of all Revolving Commitments at such time.  The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, collateral assignment, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any date of determination, the sum of (a) cash and Permitted Investments of the Loan Parties that are (i) free and clear of all liens other than Liens permitted under clause (a) of the definition of “Permitted Encumbrances” and (ii) not listed as “restricted” (or any similar term) on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and (b) the aggregate undrawn Revolving Commitments in effect on such date.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, (d) the Guarantee Agreement and the Guarantee Agreement Supplements, (e) the Collateral Agreement, (f) the other Security Documents, (g) each Letter of Credit Application, (h) the Fee Letter, (i) each Incremental Amendment, and (j) all other agreements and instruments executed and delivered from time to time by or on behalf of the Borrower or any of its Subsidiaries for the benefit of any Secured Party in connection herewith or therewith; provided that when used in the Guarantee Agreement or any Security Documents, the term “Loan Documents” shall also include the Secured Hedge Agreements and the Cash Management Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, Revolving Loan, or a Swingline Loan (including any Incremental Facilities).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time, (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, (c) in the case of the Incremental Revolving Lenders of any Class, Lenders having unused Incremental Revolving Commitments and outstanding Incremental Revolving Loans of such Class representing more than 50% of all unused aggregate Incremental Revolving Commitments and outstanding Incremental Revolving Loans of such Class at such time and (d) in the case of the Incremental Term Lenders of any Class, Lenders holding outstanding Incremental Term Loans of such Class representing more than 50% of all Incremental Term Loans of such Class outstanding at such time provided that (i) the Revolving Exposures, Term Loans, Incremental Revolving Loans and Incremental Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (ii) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, Incremental Term Loans, Incremental Revolving Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall, in each case, be excluded for purposes of making a determination of the Majority in Interest.

“Market Disruption Notice” has the meaning specified in Section 2.15.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means any event, circumstance or condition that, either individually or in the aggregate, has had, or could reasonably be expected to have a materially adverse effect on (a) the business, properties, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Contract” means (a) each customer contract and customer agreement to which the Borrower or any of its Subsidiaries is a party that involves monetary liability of or to any such Person in an aggregate amount in excess of $5,000,000 per annum and (b) each other agreement the loss of which, or failure to comply with, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of one or more of the Borrower and its Subsidiaries in an aggregate principal amount of at least $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Owned Property” means any real property owned by the Borrower or any Subsidiary on the Effective Date or purchased or otherwise acquired by any Loan Party after the Effective Date, in either case having a fair market value of at least $1,000,000.

“Material Subsidiary” means each Wholly Owned Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting to the Administrative Agent a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each Material Owned Property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted to the Administrative Agent pursuant to Section 5.12 or Section 5.13.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six years.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds received in respect thereof in cash or Permitted Investments, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments received in respect thereof in cash or Permitted Investments, minus (b) the sum of (i) all reasonable and customary fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries in connection with such event (including reasonable and customary attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale-Leaseback or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset and subject to mandatory prepayment as a result of such event, (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and (iv) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event or any transaction occurring in connection with any resulting prepayment event hereunder, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Senior Secured Debt” means Consolidated Net Debt that is secured by a Lien and that is not expressly subordinated in writing to the prior payment in full in cash of the Obligations.

“Net Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Net Senior Secured Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, and (d) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of any prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of Equity Interest-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any of its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or Secured Hedge Agreement or Cash Management Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any such Subsidiary of an Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guarantees) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, reasonable fees, out-of-pocket expenses and actual disbursements of counsel, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with the express terms and conditions of any Loan Document.

“OID” means original issue discount.

“Offered Amount” has the meaning assigned to such term in Section 2.11(d)(iv)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(d)(iv)(1).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Revolving Commitments” means the Class of revolving commitments hereunder that results from a Refinancing Amendment and replaces the Revolving Commitments.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies (including additions to tax, penalties and interest with respect thereto) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment and replaces the Term Commitment.

“Other Term Loans” means the Term Loans made pursuant to any Other Term Commitments.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans, and Swingline Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans, and Swingline Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing and Swingline Loans), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Stated Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the Stated Amount of related Letters of Credit taking effect on such date.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(d)(iii)(2).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which is (a) is maintained, funded or administered for the employees of a Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained, funded or administered for the employees of a Loan Party or any of its current or former ERISA Affiliates.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the non-hostile purchase or other acquisition, by merger or otherwise, by the Borrower or any Subsidiary of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Wholly Owned Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person) and a Guarantor, (b) all transactions related thereto are consummated in accordance in all material respects with all applicable Laws and in conformity with all applicable Governmental Authorizations and, in the case of any acquisition of a Person, the Board of Directors of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, (c) such Person so purchased or otherwise acquired and the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken, (e) immediately before and after giving effect to any such purchase or other acquisition, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the covenants set forth in Sections 6.11 and 6.12, in each case on a Pro Forma Basis as of the end of the most recently ended Test Period and (iii) the Total Leverage Ratio shall not be greater than 0.25x less than the maximum Total Leverage Ratio permitted under Section 6.12 on a Pro Forma Basis for the most recently ended Test Period, (f) the Borrower shall have Liquidity of at least $25,000,000  and (g) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which such purchase or acquisition is to be consummated, a certificate of a Financial Officer in form and substance reasonably acceptable to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clauses (e)(ii) and (e)(iii) above.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes, assessments or governmental charges (excluding any Lien imposed by ERISA or Code Section 430) that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate action diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           statutory or common law Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are being contested in good faith and by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)            Liens incurred or pledges or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation (excluding any Lien imposed by ERISA or Code Section 430) and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(d)           Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations, but in all cases, other that Indebtedness for borrowed money) incurred in the ordinary course of business;

(e)            easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, covenants, and other similar charges or encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business, in each case whether now or hereafter in existence, that, in the aggregate, do not materially and adversely interfere with the use of the property encumbered thereby for its intended purpose or with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(f)             Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)            Liens on specific goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries to facilitate the purchase, shipment or storage of such goods; and

(h)            Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) above securing obligations under letters of credit.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Subsidiary:

(a)            Dollars or other currencies held by it from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 180 days from the date of acquisition thereof;

(e)           repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having a rating of at least A from S&P or A2 from Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j)            investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof less any original issue discount, if applicable, does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted under 6.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(c), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (d) such modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended Indebtedness shall only be guaranteed by the Borrower and/or the Subsidiaries that are otherwise guarantors of the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended at the time of such modification, amendment, restatement, amendment and restatement, refinancing, refund, renewal or extension of Indebtedness occurs, unless a new Loan Party is being added to the Loan Documents concurrently with such Permitted Refinancing, in which case such new Loan Party may also become an obligor under such Permitted Refinancing Indebtedness,  (e) such modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended Indebtedness shall not be secured by any property or assets other than the property or assets that were collateral (and then only with the same priority) for the Indebtedness being modified, refinanced, refunded, renewed or extended at the time of such modification, refinancing, refunding, renewal or extension, unless any additional property or assets are being added as Collateral to secure the Obligations concurrently with such Permitted Refinancing, in which case such additional property and/or assets may also secure such Permitted Refinancing Indebtedness, (f) to the extent such Indebtedness being so modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended shall be subordinated in right of payment to the Obligations, such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (g) the terms and conditions of any such modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended; provided that the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements, which certificate shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such five-Business Day period together with a reasonable description of the basis upon which it objects, and (h) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Sale-Leaseback” means any Sale-Leaseback of fixed assets consummated by the Borrower or any of its Subsidiaries after the Effective Date; provided that any such Sale-Leaseback (a) is not between the Borrower and any of its Subsidiaries or between or among Subsidiaries of the Borrower or a Loan Party and another Loan Party, (b) is consummated for fair market value as determined at the time of consummation of such Sale-Leaseback by management of the Borrower in good faith and is made pursuant to leases on market terms, (c) no Default shall have occurred and be continuing at the time of consummation of such Sale-Leaseback and (d) the fair market value of all property Disposed in one of more Sale-Leasebacks by the Borrower and its Subsidiaries does not exceed $2,000,000 in the aggregate.

“Permitted Subordinated Indebtedness” means Indebtedness of a Loan Party which (a) has no maturity date or scheduled amortization prior to the date that is six months after the Latest Maturity Date, (b) has no amortization or optional or mandatory repayment, repurchase, redemption or similar provisions that may be effected at any time when the Obligations or any extension, refinancing, replacement or repurchase thereof, in whole or in part, is outstanding, (c) has no guarantees or other credit support from any Person other than a Loan Party, (d) has no financial maintenance covenants, (e) has no covenants, events of default or similar provisions that are more restrictive than those contained in the Loan Documents and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent; provided that if such Indebtedness is secured (i) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations, (ii) the security agreements governing such Indebtedness are reasonably acceptable to the Administrative Agent and (iii) the providers of such Indebtedness (or an agent for such providers) shall have entered into an intercreditor agreement reasonably acceptable to the Administrative Agent.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.02.

“Prime Rate” means the rate publicly announced from time to time by Royal Bank of Canada as its prime commercial lending rate for Dollar loans in the United States.  The Prime Rate is based upon various factors including Royal Bank of Canada’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Royal Bank of Canada shall take effect at the opening of business on the day specified in the public announcement of such change.  The Prime Rate is not necessarily the lowest rate charged by Royal Bank of Canada to its customers.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement for an applicable period of measurement to be made on a Pro Forma Basis, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligation applicable to such Indebtedness); provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) directly attributable to such transaction, (ii) expected to have a continuing impact on the Borrower and its Subsidiaries and (iii) factually supportable and quantifiable.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the respective applicable Facility or Facilities at such time and the denominator of which is the amount of the Commitments under the applicable Facility or Facilities at such time; provided that if any Commitment for a Facility has been terminated, then the Pro Rata Share of each Lender as it pertains to such Facility shall be determined based on the outstanding principal amount of the Loans under such Facility held by such Lender divided by the aggregate principal amount of all outstanding Loans under such Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proceeding” has the meaning assigned to such term in Section 9.03(b).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.02.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Refinanced Revolver Debt” has the meaning assigned to such term in the definition of “Revolver Refinancing Indebtedness.”

“Refinanced Term Debt” has the meaning assigned to such term in the definition of “Term Loan Refinancing Indebtedness.”

“Refinancing” means the repayment of all the existing third party Indebtedness for borrowed money of the Borrower and its Subsidiaries as of the Effective Date (other than Indebtedness hereunder, existing Capitalized Leases, and the Indebtedness listed on Schedule 6.01) and the discharge (or the making of arrangements for discharge) of all Liens on assets of the Borrower and its Subsidiaries other than Liens permitted pursuant to Section 6.02(c).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.22.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any Hazardous Material in or into the environment, including the movement of any Hazardous Material through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise.

“Repricing Transaction” means (a) any optional prepayment of Term Loans or any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement or refinancing Indebtedness in either case bearing interest with an All-In Yield less than the All-In Yield applicable to the Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a Change in Control, (b) any amendment (including pursuant to a replacement term loan as contemplated by this Agreement), amendment and restatement or other modification to the Term Loans or any tranche thereof which reduces the All-In Yield applicable to such Term Loans but excluding any new or replacement loans incurred in connection with a Change in Control or (c) any Term Lender must assign its Term Loans pursuant to Section 9.02(c) in connection with any amendment, amendment and restatement or other modification that would have the effect of reducing the All-In Yield applicable to the Term Loans or any tranche thereof reasonably acceptable to the Administrative Agent.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the aggregate Revolving Exposures and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of any Loan Party, or any other senior officer (or a person performing similar functions) of a Loan Party reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, or on account of any return of capital to stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase) of the Borrower or any Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolver Refinancing Indebtedness” means Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Revolver Refinancing Indebtedness (“Refinanced Revolver Debt”); provided that (a) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount of the Refinanced Revolver Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) except by an amount equal to the unpaid accrued interest and premium (if any) thereon and other reasonable and customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (b) such Indebtedness has a later maturity than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Revolver Debt, (c) the terms and conditions of such Indebtedness (except as otherwise provided in clause (b) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Revolver Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) and (d) such Refinanced Revolver Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with 100% of the Net Proceeds of the applicable Revolver Refinancing Indebtedness, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained, and to the extent that such Refinanced Revolver Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, being refinanced by the applicable Revolver Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans, Swingline Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be.  The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s (or its Applicable Lending Office’s) Revolving Loans, Swingline Loans and its L/C Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means December 28, 2017.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

“Sale-Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement permitted under Section 6.01(d) that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Agents, the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks.

“Security Documents” means the Collateral Agreement, the IP Security Agreement, the Mortgages, the Collateral Agreement Supplements, the IP Security Agreement Supplements and each other security agreement, pledge agreement or similar document executed and delivered in favor of the Administrative Agent, on behalf of the Secured Parties, to secure any of the Obligations.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(iv)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(d)(iv)(1) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(d)(iv)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Discount” has the meaning assigned to such term in Section 2.11(d)(ii)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(ii)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(d)(ii)(1) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(d)(ii)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(d)(ii)(3).

“Specified Representations” means the representations set forth in (a) each of Section 3.01 (as it relates to corporate existence, good standing and the execution, delivery and performance of the Loan Documents), 3.02, 3.08, 3.14, 3.15, 3.16 and 3.18 and (b) subject to Permitted Liens and except as permitted by the proviso to Section 4.01(i) and Sections 2.03(f) and 3.02(c) of the Collateral Agreement.

“Specified Transaction” means, with respect to any period, the Transactions and any Permitted Acquisition, Investment, Disposition, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment, Incremental Facility or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis; provided that, any increase in the Revolving Commitment shall be deemed to be fully drawn.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board of Governors  and applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D issued by the Board of Governors).  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable Law, rule or regulation, including Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Agreements, as determined by the applicable counterparty in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means Royal Bank of Canada, in its capacity as provider of Swingline Loans, or any successor Swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a)(i).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b).

“Swingline Obligations” means, as at any date of determination, the aggregate principal amount of all Swingline Loans outstanding.

“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate principal amount of the Revolving Commitments.  The Swingline Sublimit is part of, and not in addition to, the Revolving Commitments.

“Syndication Agent” means Wells Fargo Bank, National Association, in its capacity as Syndication Agent.

“Target” means Valent Aerostructures, LLC, a Delaware limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, stamp taxes, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption.  The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as the case may be.  The initial aggregate amount of the Lenders’ Term Commitments is $225,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Refinancing Indebtedness” means Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans, (including any successive Term Loan Refinancing Indebtedness) (“Refinanced Term Debt”); provided that (a) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium thereon and reasonable and customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (b) such Indebtedness has a later maturity than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Term Debt, (c) the terms and conditions of such Indebtedness (except as otherwise provided in clause (b) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) and (d) such Refinanced Term Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Proceeds of the applicable Term Loan Refinancing Indebtedness, on the date such Term Loan Refinancing Indebtedness is issued, incurred or obtained.

“Term Loans” means Loans made pursuant to clause (a) of Section 2.01, Other Term Loans and Incremental Term Loans, as the context requires.

“Term Maturity Date” means December 28, 2018.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” has the meaning specified in Section 8.10(a).

“Test Period” means for any date of determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been, or were required to be, delivered pursuant to Section 5.01(a) or (b).

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or (b), the Pro Forma Financial Statements.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Interests” means Equity Interests entitled to vote, including any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulations Section 1.956-2(c)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Revolver Debt or Refinanced Term Debt, as applicable, or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Laws) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements of  the Borrower, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Effective Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (a) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (b) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of any applicable ratios, baskets and other requirements hereunder before and after giving effect to such Accounting Change.

SECTION 1.05   Effectuation of Transactions.  All references herein to the Borrower and its Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06  References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are permitted by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.07  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.08   Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.09   Currency Translation.  For purposes of any determination under Article V, Article VI (other than Sections 6.11 and 6.12) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made.  For purposes of Sections 6.11 and 6.12, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b).

SECTION 1.10   Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 1.11   Pro Forma Calculations.  Notwithstanding anything to the contrary herein, for the purposes of calculating the Interest Coverage Ratio, Net Senior Secured Leverage Ratio or Total Leverage Ratio, Specified Transactions that have been made (a) during the applicable Test Period, or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is being made shall be calculated on a Pro Forma Basis; provided, that for purposes of calculating the covenants pursuant to Sections 6.11 and 6.12, any Specified Transactions that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

ARTICLE II

The Credits

SECTION 2.01    The Loans.

(a)           The Term Borrowings.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan in Dollars in a principal amount equal to such Term Lender’s Term Commitment on the Effective Date.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed.  Term Loans may be ABR Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make (or cause its Applicable Lending Office to make) loans (each such loan, a “Revolving Loan”) from time to time, on any Business Day during the Revolving Availability Period in Dollars in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.11, and reborrow under this Section 2.01(b).  Revolving Loans may be ABR Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02    Borrowings, Conversions and Continuations of Loan

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such Borrowing, conversion or continuation of Eurodollar Rate Loans, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (i) three Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans (or any conversion of ABR Loans to Eurodollar Rate Loans) and (ii) one Business Day before the requested date of any Borrowing of ABR Loans or any conversion of Eurodollar Rate Loans to ABR Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Section 2.03(c), and except with respect to the initial Credit Extension, each Borrowing of, continuation of or conversion to ABR Loans, shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice shall specify, as applicable, (i) whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing or a conversion or continuation of Term Loans or Revolving Loans from one Type to the other, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) and the location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed, or, in the case of any ABR Revolving Committed Loan Notice to finance the reimbursement of an L/C Advance as provided in Section 2.03(c), the identity of the Issuing Bank that made such L/C Advance.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to Loans or fails to give a timely request for conversion or continuation pursuant to a Committed Loan Notice, then the applicable Loans shall be made as or converted to, ABR Loans.  Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to ABR Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 2.17 in connection therewith.  During the existence of a Default under Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           Anything in subsections (a) to (d) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for the initial Borrowing hereunder and (ii) after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in the aggregate in effect for all Borrowings, unless otherwise agreed between the Borrower and the Administrative Agent.

(f)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03    Letters of Credit.

(a)           The Letter of Credit Commitments.

(i)          On and after the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Effective Date.  Subject to the terms and conditions set forth herein, (1) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower and the other Loan Parties and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drafts under the Letters of Credit and (2) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03(a)(i); provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, in each case, after giving effect to such L/C Credit Extension, (1) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (2) the Outstanding Amount of the L/C Obligations of any Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment or (3) the Revolving Exposure of any Lender would exceed such Lender’s Revolving Commitment.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)         An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(1)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any loss cost or expense which was not applicable on the Effective Date (for which such Issuing Bank is not otherwise compensated hereunder);

(2)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(3)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(4)         the issuance of such Letter of Credit would violate any Laws binding upon such Issuing Bank; or

(5)         the Letter of Credit is to be denominated in a currency other than Dollars.

(iii)        An Issuing Bank shall be under no obligation to amend any Letter of Credit if (1) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)        In the case where any Revolving Lender is at any time a Defaulting Lender, the Defaulting Lender’s Pro Rata Share of the L/C Obligations will be reallocated among all Revolving Lenders that are not Defaulting Lenders (pro rata in accordance with their respective Pro Rata Share) but only to the extent the total Revolving Exposure of all Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Pro Rata Share of the L/C Obligations and any Swingline Loans, except to the extent Cash Collateralized, does not exceed the Letter of Credit Sublimit (calculated excluding the Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender in which case the Revolving Commitments of all Defaulting Lenders shall be deemed to be zero (except to the extent Cash Collateral has been posted by such Defaulting Lender in respect of any portion of such Defaulting Lender’s L/C Obligations or participations in Swingline Loans) for purposes of any determination of the Revolving Lenders’ respective Pro Rata Share of L/C Obligations (including for purposes of all fee calculations hereunder)).  To the extent any Defaulting Lender’s Pro Rata Share of the L/C Obligations is not reallocated to Revolving Lenders that are not Defaulting Lenders pursuant to immediately preceding sentence for any reason, the Borrower shall Cash Collateralize any such L/C Obligations in accordance with Section 2.13 within two Business Days following the Administrative Agent’s request therefor.

(v)         No Letter of Credit shall be issued the Stated Amount of which, when added to the Outstanding Amount of the L/C Obligations (exclusive of the Unreimbursed Amount of Letters of Credit which are repaid on the date of, and prior to or at the time of, the issuance of the relevant Letter of Credit) at such time, would exceed either (1) the Letter of Credit Sublimit or (2) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the aggregate amount of the Revolving Commitments at such time (after giving effect to any reductions to the aggregate amount of the Revolving Commitments on such date).

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application together with a Committed Loan Notice requesting the issuance of such Letter of Credit, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 12:00 noon (New York City time) at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank: (1) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (2) the amount thereof, (3) the expiry date thereof; (d) the name and address of the beneficiary thereof, (4) the documents to be presented by such beneficiary in case of any drawing thereunder, (5) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (6) such other matters as the relevant Issuing Bank may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the relevant Issuing Bank may reasonably request.

(ii)         Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or such Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, and without any further action on the part of an Issuing Bank or the Lenders, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees, to acquire from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.

(iii)        If the Borrower so requests in any applicable Letter of Credit Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant Issuing Bank shall not permit any such renewal if (1) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (2) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is ten Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof.  On the Business Day on which the Borrower shall have received notice of any payment by an Issuing Bank under a Letter of Credit (or, if the Borrower shall have received such notice later than 12:00 noon (New York City time) on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans but subject to the amount of the unutilized portion of the Revolving Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Revolving Lender (including any such Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Issuing Bank at the Applicable Lending Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(iii)        With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason (including due to failure of a Defaulting Lender to fund its Pro Rata Share of such Unreimbursed Amount to the extent not reimbursed, Cash Collateralized or otherwise funded in accordance with Section 2.14), the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant Issuing Bank.

(v)         Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default; or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving  Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate.  A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii)       If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent; provided that no such payments shall be distributed in respect of the Pro Rata Share of any Defaulting Lender that did not fund its participation obligations in respect of such Letter of Credit.

(viii)      If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.09 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate.

(d)           Obligations Absolute.  The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)         any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, punitive or special damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower to the extent such damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by such Issuing Bank’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)           Role of Issuing Banks.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, any Related Parties of the Administrative Agent or the Issuing Bank nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, any Related Parties of the Administrative Agent or the Issuing Bank, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct damages (as opposed to consequential damages, punitive or special damages, claims suffered in respect of which are suffered by the Borrower to the extent permitted by applicable Law, suffered by the Borrower caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful, bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans and (ii) the average daily Stated Amount of such Letter of Credit; provided that Letter of Credit fees accrued with respect to any Pro Rata Share of any Letters of Credit during the period prior to the time any Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Administrative Agent so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s Pro Rata Share of the Letter of Credit fee shall otherwise have been due and payable to such Defaulting Lender prior to such time; and provided, further, that no Letter of Credit fee shall accrue to any Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be payable on the last Business Day of each March, June, September and December and on the Revolving Maturity Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(g)           Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks.  The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.25% per annum of the Stated Amount of such Letter of Credit.  Such Fronting Fees shall be computed on a quarterly basis in arrears and shall be payable on the last Business Day of each March, June, September and December and on the Revolving Maturity Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within three Business Days of demand and are non-refundable.

(h)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict or inconsistency between the terms of any Loan Document and the terms of any Letter of Credit Application, the terms of such Loan Document shall control.

(i)           Borrower Obligations.  Notwithstanding the fact that any Letters of Credit are issued for the account of Subsidiaries of the Borrower, any such L/C Obligations in respect of such Letters of Credit issued for the account of Subsidiaries shall for all purposes constitute Obligations of the Borrower under this Agreement and any Credit Extensions in respect of Letters of Credit, as the case may be, shall be Credit Extensions made for the account of the Borrower hereunder.

SECTION 2.04    Swingline Loans.

(a)           The Swingline.

(i)          Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans (each such loan, a “Swingline Loan”) to the Borrower from time to time during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided further that after giving effect to any Swingline Loan, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment then in effect; provided further that, the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04.  Each Swingline Loan shall be an ABR Loan.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swingline Loan.

(ii)         Notwithstanding the foregoing, if at any time any Revolving Lender is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the Swingline Loans will be reallocated among all Revolving Lenders that are not Defaulting Lenders (pro rata in accordance with their respective Pro Rata Shares) but only to the extent the total Revolving Exposure of all Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Pro Rata Share of the Swingline Loans and any L/C Obligations, in each case, except to the extent Cash Collateralized, does not exceed the aggregate Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender, in which case the Revolving Commitments of all Defaulting Lenders shall be deemed to be zero (except to the extent Cash Collateral has been posted by such Defaulting Lender in respect of any portion of such Defaulting Lender’s participations in Swingline Loans or L/C Obligations) for purposes of any determination of the Revolving Lenders’ respective Pro Rata Shares of the Swingline Loans (including for purposes of all fee calculations hereunder)).

(b)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swingline Lender.  Each such notice must be received by the Swingline Lender not later than 11:00 a.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (and any amount in excess thereof shall be an integral multiple of $500,000), and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, provided that all applicable conditions in Section 4.02 are satisfied or waived, not later than 2:00 p.m. (New York City time) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(c)           Refinancing of Swingline Loans.

(i)          The Swingline Lender at any time in its sole and absolute discretion may (and, not less frequently than weekly, shall) request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)         If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with this Section 2.04(c), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Federal Funds Effective Rate.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default, (3) the reduction or termination of the Revolving Commitments, or (4) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations (1) shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein or (2) shall relieve the Borrower or any default in the payment thereof.

(d)           Repayment of Participations.

(i)          At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)         If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.09 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its ABR Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swingline Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swingline Lender.

(f)           Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)           Resignation or Removal of the Swingline Lender.  The Swingline Lender may resign as the Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower.  Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender.  From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans.  Notwithstanding anything to the contrary in this Section 2.04(g) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

SECTION 2.05   Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent at least three Business Days prior to the date of the proposed termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(b)           Mandatory.

(i)          The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a).  The Revolving Commitments shall automatically terminate on the Revolving Maturity Date.  The Letter of Credit Commitment shall automatically terminate on the Letter of Credit Expiration Date.

(ii)         The Letter of Credit Commitments shall be permanently reduced from time to time on the date of each reduction in the aggregate Revolving Commitments by the amount, if any, by which the amount of the aggregate Letter of Credit Commitments exceed the aggregate Revolving Commitments after giving effect to such reduction of the aggregate Revolving Commitments.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.05.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 2.20).  All Commitment Fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.06    Repayment of Loans.

(a)           Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the dates set forth below the principal amount of the Term Loans equal to the amount set forth below for such date (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.11 solely to the extent of any such amounts applied to the prepayment of the Term Loans) and (ii) on the Term Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date, plus all accrued and unpaid interest due thereon:

March 31, 2013	$562,500
June 30, 2013	$562,500
September 30, 2013	$562,500
December 31, 2013	$562,500
March 31, 2014	$562,500
June 30, 2014	$562,500
September 30, 2014	$562,500
December 31, 2014	$562,500
March 31, 2015	$562,500
June 30, 2015	$562,500
September 30, 2015	$562,500
December 31, 2015	$562,500
March 31, 2016	$562,500
June 30, 2016	$562,500
September 30, 2016	$562,500
December 31, 2016	$562,500
March 31, 2017	$562,500
June 30, 2017	$562,500
September 30, 2017	$562,500
December 31, 2017	$562,500
March 31, 2018	$562,500
June 30, 2018	$562,500
September 30, 2018	$562,500
Term Maturity Date	$212,062,500

(b)           Revolving Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Revolving Maturity Date for the aggregate principal amount of all of its Revolving Loans outstanding on such date.

(c)           Swingline Loans.  The Borrower shall repay its Swingline Loans on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Maturity Date.

SECTION 2.07    Interest.

(a)           Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, as the case may be, plus the Applicable Rate and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)           Notwithstanding the foregoing, commencing (i) upon the occurrence of and during the continuation of an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) and (ii) at the Administrative Agent’s request (at the direction of the Required Lenders) upon the occurrence of and during the continuation of any Event of Default not described in the foregoing clause (i), all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (1) in the case of principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.07(a) or (2) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in as provided in Section 2.07(a) at such time; provided that no amount shall be payable pursuant to this Section 2.07(b) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; and provided further that no amounts shall accrue pursuant to this Section 2.07(b) on any amount, reimbursement obligation in respect of any L/C Advance or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.08    Fees.  In addition to certain fees described in Section 2.03(f) and (g):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Percentage multiplied by the average daily amount by which the aggregate Revolving Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations; provided that the Swingline Exposure of the Revolving Lenders shall be disregarded for purposes of determining the Commitment Fee; provided further that the Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The Commitment Fees shall accrue at all times from the Effective Date until the Revolving Maturity Date, including at any time during which one or more of the conditions in Article IV is not satisfied, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Maturity Date, commencing with the first such date to occur after the Effective Date and on the Revolving Maturity Date.  The Commitment Fee shall be calculated quarterly in arrears.

(b)           Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in the Fee Letter or otherwise in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.09    Computation of Interest and Fees.

(a)           All computations of interest for ABR Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the inaccuracy of any Compliance Certificate, or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.03(c)(iv), 2.03(f) or (g) or 2.07(b) or under Article VII.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and acceleration of the Loans pursuant to Section 7.02 and the repayment of all other Obligations after an acceleration of the Loans pursuant to Section 7.02.  Any additional interest under this clause (b) shall not be due and payable until demand is made for such payment pursuant to clause (ii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is two Business Days following such demand.

SECTION 2.10    Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.10(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.10(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.11    Prepayment of Loans.

(a)           Optional Prepayments.

(i)         The Borrower may, upon delivery of a written notice substantially in the form of Exhibit R from a Responsible Officer thereof to the Administrative Agent, at any time or from time to time, voluntarily prepay Term Loans and Revolving Loans, in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to any date of prepayment of ABR Loans, and (2) any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.17.  Each prepayment of Term Loans pursuant to this Section 2.11 shall be applied to the remaining installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans and Incremental Term Loans under Section 2.06 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.11(a) if such prepayment would have resulted from a refinancing in full of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed as a result of the failure or delay in the consummation of a substantially concurrent Disposition or issuance and sale of Equity Interests or all or substantially all of the Borrowers’ and its Subsidiaries’ assets, incurrence of Indebtedness by the Borrower or any of its Subsidiaries or a transaction that would constitute a Change in Control.

(b)           Mandatory Prepayments.

(i)          Within five Business Days after consolidated financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b) and the related Compliance Certificate has been delivered pursuant to Section 5.02(a) (but in any event within 95 days after the end of each fiscal year of the Borrower), commencing with the fiscal year of the Borrower ending on December 31, 2013, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans and Incremental Term Loans in an amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount in any fiscal year of the Borrower shall be reduced by the aggregate amount of prepayments of Term Loans and Incremental Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.05, Revolving Loans) made pursuant to Section 2.11(a).

(ii)         (a)  If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 6.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party), or (f)) or any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or any  such Subsidiary of Net Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.11(b)(ii)(3), of an aggregate principal amount of Term Loans and Incremental Term Loans equal to 100% of all such Net Proceeds realized or received by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event; provided that no such prepayment shall be required pursuant to this Section 2.11(b)(ii)(1) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.11(b)(ii)(2) (which notice may only be provided if no Default has occurred and is continuing).

(2)         With respect to any Net Proceeds realized or received with respect to any Disposition (other than any Disposition expressly excluded from the application of Section 2.11(b)(ii)(1)) or any Casualty Event, at the option of the Borrower, the Borrower may, within 12 months following receipt of such Net Proceeds, reinvest all or any portion of such Net Proceeds in assets useful for the business of the Borrower and its Subsidiaries; provided that (A) so long as any Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default is continuing) and (B) if any Net Proceeds are not so reinvested by the deadline specified above or if any such Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to 100% of any such Net Proceeds shall be applied, in accordance with Section 2.11(b)(ii)(3), to the prepayment of the Term Loans and Incremental Term Loans as set forth in this Section 2.11.

(3)         On each occasion that the Borrower must make a prepayment of the Term Loans and Incremental Term Loans pursuant to this Section 2.11(b)(ii), the Borrower shall, as promptly as reasonably practicable and in any event within five Business Days after the date of realization or receipt of such Net Proceeds (or, in the case of prepayments required pursuant to Section 2.11(b)(ii)(2), as promptly as reasonably practicable and in any event within two Business Days after the deadline specified therein, or after the date the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.11(b)(vii) below, of the principal amount of Term Loans and Incremental Term Loans in an amount equal to 100% of such Net Proceeds realized or received.

(iii)        If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (other than Other Term Loans and Indebtedness under Section 2.22), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans and Incremental Term Loans equal to 100% of all Net Proceeds received therefrom as promptly as reasonably practicable and in any event within five  Business Days after the receipt of such Net Proceeds.

(iv)        If at any time the aggregate Revolving Exposure of all Revolving Lenders would exceed the aggregate Revolving Commitments, the Borrower shall immediately repay or prepay Revolving Borrowings (and, after the Revolving Borrowings shall have been repaid or prepaid in full, replace, cause to be cancelled or Cash Collateralize (or make other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to) Letters of Credit) in an amount sufficient to eliminate such excess.

(v)         In the event of any prepayment of Term Borrowings or Incremental Term Borrowings pursuant to this Section 2.11(b) made at a time when Term Borrowings or Incremental Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings or Incremental Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings and Incremental Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.  Optional prepayments of Term Borrowings and Incremental Term Borrowings shall be allocated among the Classes of Term Borrowings and Incremental Term Borrowings as directed by the Borrower.  In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.17.  Each prepayment of Term Loans and Incremental Term Loans pursuant to clauses (i), (ii), (iii) and (iv) of this Section 2.11(b) shall be applied to the principal repayment installments (including those due on the relevant Maturity Date) in respect of the Term Loans and any Incremental Term Loans on a pro rata basis (based on the relative size of the Outstanding Amount of such Loans).

(vi)        The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans and Incremental Term Loans required to be made pursuant to clauses (i), (ii), (iii) and (iv) of this Section 2.11(b) at least three Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii)       Prepayments of the Revolving Loan made pursuant to clause (iv) of this Section 2.11(b) shall be applied first to prepay to L/C Borrowings then outstanding until such L/C Borrowings are paid in full, second, to prepay Revolving Loans then outstanding comprising part of the same Borrowings until such Loans are paid in full and third, to Cash Collateralize 105% of the aggregate Stated Amount of Letters of Credit then outstanding; provided that the remaining amount (if any) after the prepayment in full of such Loans and extensions of credit then outstanding and the 105% Cash Collateralization of the aggregate Stated Amount of Letters of Credit then outstanding may be retained by the Borrower.  Upon the drawing of any Letter of Credit which has been Cash Collateralized (in whole or in part), such Cash Collateral shall be applied to reimburse the applicable Issuing Bank or the Revolving Lenders, as applicable.  Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Pro Rata Shares.

(c)           Interest, Soft Call Premium.

(i)          All prepayments under this Section 2.11 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 2.17.

(ii)     Notwithstanding the foregoing provisions of Section 2.11(a) or 2.11(b) or anything in this Agreement or any other Loan Document to the contrary, if on or prior to the first anniversary of the Effective Date, the Borrower (1) makes any prepayment of Term Loans in connection with any Repricing Transaction or (2) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (A) in the case of clause (1) of this Section 2.11(c)(ii), a prepayment premium of 1.00% of the amount of the Term Loan being prepaid and (B) in the case of clause (2) of this Section 2.11(c)(ii) an amount equal to 1.00% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.

(iii)        Notwithstanding any of the other provisions of this Section 2.11, except in the case of transactions resulting in the payment of a premium pursuant to clause (ii) of this Section 2.11(c), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11.  Such deposit shall constitute Cash Collateral for the Eurodollar Rate Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.11.

(d)           Discounted Prepayments.  Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(i)          The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(d)(i); provided that (1) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (2) the Borrower shall not initiate any action under this Section 2.11(d)(i) in order to make a Discounted Term Loan Prepayment unless (A) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date, or (B) at least three Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(ii)         (b)  Subject to the proviso to subsection (i) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with at least three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (A) any such offer shall be made available, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (B) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (C) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (D) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)         Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)         If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (A) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (B) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (C) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iii)        (1)  Subject to the proviso to subsection (d)(i) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with at least three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (A) any such solicitation shall be extended, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (B) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (C) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (D) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)         The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (A) the Discount Range Prepayment Amount and (B) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)         If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (A) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (B) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (C) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (D) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv)        (1)  Subject to the proviso to subsection (d)(i) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (A) any such solicitation shall be extended, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (B) any such notice shall specify the maximum aggregate Dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (C) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (D) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (A) be irrevocable, (B) remain outstanding until the Acceptance Date, and (C) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)         The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit a Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)         Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(d)(iv)(3).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (A) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (B) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (C) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (D) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v)         In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(vi)        If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(d) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.  In connection with each prepayment pursuant to this clause (ii), the Borrower shall make a representation to the Lenders that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(vii)       To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(d), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)      Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(d), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)        Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(d) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(d) as well as activities of the Auction Agent.

(x)         The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(d) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

SECTION 2.12    Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any day shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)          if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Effective Rate; and

(ii)         if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, then the Administrative Agent may make a demand therefor upon the Borrower and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by a Lender hereunder.

A notice by the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 7.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13   Sharing of Payments.  If, other than as expressly provided elsewhere herein (including, without limitation, in Section 2.21), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.09 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment, including the right of setoff, but subject to Section 9.08 with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14    Cash Collateral.

(a)           If (i) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 7.02(c), (ii) a Default set forth under Section 7.01(i) occurs and is continuing, (iii) the Revolving Commitments are terminated pursuant to Section 2.05, (iv) any Defaulting Lender’s Pro Rata Share of the L/C Obligations is not reallocated to non-Defaulting Lenders pursuant to Section 2.03(a)(iv) or (v) any Letter of Credit shall remain outstanding on the Revolving Maturity Date, then (1) in the case of clause (iv) above, the Borrower shall Cash Collateralize the portion of the then Outstanding Amount of such Defaulting Lender’s Pro Rata Share of the L/C Obligations which were not reallocated to non-Defaulting Lenders pursuant to Section 2.03(a)(iv) and (2) in each other case, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. (New York City time) on (A) in the case of the immediately preceding clause (i), the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon (New York City time), (B) in the case of the immediately preceding clause (ii), the Business Day on which a Default set forth under Section 7.01(i) occurs and (C) in any other case, the Business Day immediately following the day that the Borrower receives such notice and, in each case, if such day is not a Business Day, the Business Day immediately succeeding such day, by 1:00 p.m. (New York City time) on such day.

(b)           The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, to secure the payment and performance of such L/C Obligations, a security interest in all such cash and Deposit Accounts and all balances therein and all proceeds of the foregoing.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent Cash Collateral an amount equal to the excess of (i) such aggregate Outstanding Amount over (ii) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Default has occurred and is continuing, the excess shall be refunded to the Borrower.  If any such Default is cured or waived and no other Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower.

SECTION 2.15   Inability to Determine Rates.  If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, such Lenders shall provide a written notice to the Administrative Agent to such effect (a “Market Disruption Notice”), and, upon receipt of such notice, the Administrative Agent will promptly notify the Borrower and each Lender in writing.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (promptly upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

SECTION 2.16    Increased Costs.

(a)           If any Lender reasonably determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than an ABR Loan) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 2.16(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 2.18, (ii) the imposition of, or any change in the rate of, any Taxes imposed on or measured by net income (including branch profits) and franchise (and similar) Taxes imposed in lieu of net income taxes payable by such Lender, (iii) any U.S. withholding tax imposed pursuant to Sections 1471 through 1474 of the Code or any Treasury regulations promulgated thereunder or (iv) reserve requirements contemplated by Section 2.16(c)), then from time to time within ten Business Days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 2.19), the Borrower shall pay to such Lender such additional amounts as will reimburse such Lender for such increased cost or reduction; provided that it shall be a condition to such Lender’s exercise of its rights under this Section 2.16 that such Lender generally be exercising similar rights under similar financing arrangements with respect to similarly situated borrowers.  At any time when any Eurodollar Rate Loan is affected by the circumstances described in this Section 2.16(a), the Borrower may either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected Eurodollar Rate Loan is then outstanding, require the affected Lender to convert such Eurodollar Rate Loan into an ABR Loan, subject to the requirements of Section 2.17 to the extent applicable.

(b)           If any Lender reasonably determines that a Change in Law regarding capital adequacy or any change therein or in its interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 2.19), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable ten days from receipt of such notice.  Notwithstanding the foregoing, the Borrower shall not be obligated to make any payments to Lenders pursuant to this Section 2.16(c) to the extent that the costs described in this Section 2.16(c) are then reflected or provided for in the Statutory Rate.

(d)           Subject to Section 2.19(a), failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           If any Lender requests compensation under this Section 2.16, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.16(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 2.16(a), (b), (c) or (d).

SECTION 2.17   Break Funding Payments.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an ABR Loan) on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.17, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 2.18   Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Administrative Agent (as the case may be) shall be required by applicable Laws (as determined in the good faith discretion of the Borrower or the Administrative Agent (as the case may be)) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including such deductions and withholdings applicable to additional amounts payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent (as the case may be) shall make such deductions and (iii) the Borrower or the Administrative Agent (as the case may be) shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws.

(b)           Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (without duplication of Section 2.17) to the relevant Governmental Authority in accordance with applicable Laws.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax.  Each Lender or Issuing Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).  This provision shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Each Lender and Issuing Bank shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender or Issuing Bank to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender or Issuing Bank under the Loan Documents (including any documentation necessary to establish an exemption from, or reduction of, any Taxes that may be imposed under FATCA).  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(i) and 2.18(f)(ii)(1) through (4) below) shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

Without limiting the generality of the foregoing:

(i)          Each Lender or Issuing Bank that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or Issuing Bank is exempt from U.S. federal backup withholding.

(ii)         Each Lender or Issuing Bank that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1)         two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(2)         two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(3)         in the case of a Lender or Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a properly completed and duly signed certificate, in substantially the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and the Borrower, establishing that such Lender or Issuing Bank is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s or Issuing Bank’s conduct of a U.S. trade or business and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms);

(4)         to the extent a Lender or Issuing Bank is not the beneficial owner (for example, where the Lender or Issuing Bank is a partnership), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender or Issuing Bank, accompanied, to the extent required to obtain an exemption from or reduction of Tax, by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY, (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender or Issuing Bank is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender or Issuing Bank on behalf of such beneficial owners); and/or

(5)         any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax properly completed and duly signed together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)        The Administrative Agent shall deliver to Borrower, on or prior to the Effective Date (or on or prior to the date of an assignment pursuant to which it becomes the Administrative Agent), and at such other times as may be necessary in the reasonable determination of Borrower, two duly executed copies of IRS Form W-9 or the relevant IRS Form W-8, as applicable.

Each Lender and Issuing Bank shall, from time to time after the initial delivery by such Lender or Issuing Bank of the forms described above, whenever a lapse in time or change in such Lender’s or Issuing Bank’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (i) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender or Issuing Bank, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s or Issuing Bank’s status or that such Lender or Issuing Bank is entitled to an exemption from or reduction in U.S. federal withholding tax or (ii) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), neither the Administrative Agent, nor any Lender or Issuing Bank, shall be required to deliver any form pursuant to this clause (e) that the Administrative Agent or such Lender or Issuing Bank is not legally eligible to deliver.

SECTION 2.19    Matters Applicable to All Requests for Compensation.

(a)           Any Agent or Lender claiming compensation under this Article II shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error.  In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.  With respect to any Lender’s claim for compensation under Section 2.15, Section 2.16, Section 2.18 or Section 2.24, the Borrower shall not be required to compensate such Lender for any amount incurred more than 270 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 2.16, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert ABR Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 2.19(b) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)           If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert ABR Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 2.19(a) hereof (but excluding Section 2.15), such Lender’s Eurodollar Rate Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 2.24, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.16, Section 2.18 or Section 2.24 hereof that gave rise to such conversion no longer exist:

(i)          to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its ABR Loans; and

(ii)         all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as ABR Loans, and all ABR Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as ABR Loans.

(c)           If any Lender gives written notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 2.16, Section 2.18 or Section 2.24 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 2.19  no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s ABR Loans shall be automatically converted to Eurodollar Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 2.20    Mitigation Obligations; Replacement of Lenders.

(a)           If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 2.16 or Section 2.18 as a result of any condition described in such Sections or any Lender ceases to make Adjusted Eurodollar Rate Loans as a result of any condition described in Section 2.16 or Section 2.24, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on three Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04(b) (with no assignment fee to be paid by the Borrower or Lender in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (1) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (2) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)           Any Lender being replaced pursuant to Section 2.20(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans, as applicable, and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent; provided, that if any Lender shall fail to execute and deliver such Assignment and Assumption within five Business Days of any request therefor, it shall be deemed executed and delivered on behalf of such Lender.  Pursuant to such Assignment and Assumption, (1) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans, as applicable, (2) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (3) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank, or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.02 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders, in the case of a consent, waiver or amendment requiring the consent of all the Lenders with respect to a certain Class of the Loans, or all affected Lenders other than the Non-Consenting Lender or Non-Consenting Lenders, in the case of a consent, waiver or amendment requiring the consent of all affected Lenders, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 2.21    Incremental Credit Extensions.

(a)           The Borrower may at any time or from time to time after the Effective Date, upon not less than five Business Days’ notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) and subject to the terms and conditions set forth herein, request that one or more additional tranches of Term Loans (the “Incremental Term Loans”) or an increase in the then existing Revolving Commitments (the “Incremental Revolving Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”, with Revolving Loans made pursuant to any Incremental Revolving Commitments being, “Incremental Revolving Loans”) be made available to the Borrower, provided that, immediately before and after giving effect to the incurrence of such Incremental Facilities, (i) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (ii) no Default shall have occurred and be continuing or after giving effect thereto would result therefrom, (iii) on a Pro Forma Basis after giving effect to any such Incremental Facilities (and, without duplication, assuming that all Incremental Revolving Commitments have been fully utilized but excluding the proceeds of any Incremental Loan) and after giving effect to any Specified Transaction consummated in connection therewith, the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the last day of the most recently ended Test Period.  Notwithstanding anything to the contrary herein, (A) no Incremental Facility shall be incurred or issued (or committed to be incurred or issued) anytime that the Net Senior Secured Leverage Ratio determined on a Pro Forma Basis in the same manner as provided in clause (iii) above is greater than 3.75:1.00, (B) that the aggregate principal amount of the Incremental Facilities shall not exceed (A) $35,000,000 for all outstanding Incremental Facilities at the time of incurrence of any Incremental Facility so long as the Net Senior Secured Leverage Ratio determined on a Pro Forma Basis in the same manner as provided in clause (iii) above is not greater than 3.75:1.00 and (C) $75,000,000 for all outstanding Incremental Facilities at the time of incurrence of any Incremental Facility so long as the Net Senior Secured Leverage Ratio determined on a Pro Forma Basis in the same manner as provided in clause (iii) above is not greater than 3.00:1.00 (the “Incremental Availability”).  The Incremental Facilities shall rank pari passu in right of payment and of security with the existing Obligations.

(b)           Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.  Any Incremental Revolving Commitments and Incremental Revolving Loans shall (i) mature on the Revolving Maturity Date applicable to the existing Revolving Loan, (ii) require no scheduled amortization or mandatory Commitment reduction prior to the Revolving Maturity Date and (iii) be subject to the same terms and conditions as the Revolving Commitments and shall be treated substantially the same as, and made under the same documentation as, the existing Revolving Commitments.  Any Incremental Term Loans shall be on terms (including regarding interest rates and amortization schedules) and pursuant to documentation to be determined among the Borrower and the lenders in respect of such Incremental Term Loans, provided, however, that (1) the maturity date of such Incremental Term Loans shall be no earlier than the Latest Maturity Date then applicable to the existing Term Loans, (2) as of the date of the incurrence of such Incremental Term Loan, the Weighted Average Life to Maturity of the Incremental Term Loan shall not be shorter than the longest remaining Weighted Average Life to Maturity of the existing Term Loans, (3) in the event that the All-In Yield applicable to such Incremental Term Loan exceeds the All-In Yield of the Term Loans existing at such time by more than 0.50%  then, the interest rate margins for the Term Loans existing at such time shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of the applicable Incremental Term Loans minus 0.50% and (4) if the terms, conditions and documentation in respect of such Incremental Term Loans are not consistent with this Agreement (other than to the extent permitted by this sentence and the second preceding sentence), such terms, conditions and documentation shall be reasonably satisfactory to the Administrative Agent.  Any Incremental Facility may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment.

(c)           Each notice from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments, as applicable.  Incremental Term Loans and Incremental Revolving Commitments may be made by any existing Lender or by any other bank or other financial institution reasonably acceptable to (i) the Borrower, (ii) if the consent of the Administrative Agent would be required for an assignment to such Additional Lender under Section 9.04, the Administrative Agent and (iii) solely with respect to the Incremental Revolving Commitments, each Issuing Bank and Swingline Lender (any such other bank or other financial institution being called an “Additional Lender”).  Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and, to the extent such Incremental Amendment will affect the rights, obligations and duties of the Administrative Agent, the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan or an Incremental Revolving Commitment, the borrowing under) any Incremental Amendment shall not be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02, but only the conditions to this Section 2.21 and such other conditions as the parties thereto shall agree and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01.  Upon each increase in the Revolving Commitments pursuant to this Section 2.21, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment.

(d)           The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments unless it so agrees.

(e)           This Section 2.21 shall supersede any provisions in Section 2.13 or Section 9.02 to the contrary.

SECTION 2.22    Refinancing Amendments.

(a)           At any time after the Effective Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness from any Lenders or, with the consent of the Administrative Agent (and, solely with respect to any Refinancing Amendment establishing any Revolving Commitments, the Swingline Lender and each Issuing Bank), any Additional Lenders in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement, in the form of (1) Other Term Loans or Other Term Loan Commitments or (2) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and Other Revolving Commitments: (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing, premiums and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof; provided that, with respect to any Other Term Loans or Other Term Commitments, or any Other Revolving Loans or Other Revolving Commitments, that do not replace the existing Term Loans or existing Revolving Loans or Revolving Commitments, as applicable, in their entirety, if the All-In Yield of such Credit Agreement Refinancing Indebtedness exceeds the All-In Yield applicable to the existing Term Loans or Revolving Loans or Revolving Commitments by more than 0.50%, then the interest rate margins for the Term Loans or Revolving Loans or Revolving Commitments shall be increased to the extent necessary so that the All-In Yield of the Term Loans or Revolving Loans or Revolving Commitments is equal to the All-In Yield of such term loans incurred pursuant to such Credit Agreement Refinancing Indebtedness minus 0.50%, (C) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the Latest Maturity Date of Revolving Loans (or unused Revolving Commitments) being refinanced, and (y) with respect to any Other Term Loans or Other Term Loan Commitments, will have a maturity date that is not prior to the Latest Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (D) subject to clause (B) above, will have terms and conditions that reflect market terms and conditions at the time of incurrence and issuance; provided, however, that, to the extent such terms and documentation are not substantially identical to the Credit Agreement Refinancing Indebtedness being refinanced, (x) such terms shall be less favorable to the providers of such Credit Agreement Refinancing Indebtedness than those applicable to the Indebtedness being refinanced, except, in each case, for financial or other covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date for all Obligations, and (y) such documentation shall be reasonably acceptable to the Administrative Agent, (E) shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (F) no Person shall guarantee such Indebtedness unless it is a Guarantor (or becomes a Guarantor substantially concurrently with the incurrence of such Indebtedness or the issuance of such guarantee); provided that, if, at any time, such Person ceases to be a Guarantor, it shall not guarantee such Indebtedness, and (G) will be offered first, on a pro rata basis, to the Lenders of the Indebtedness being refinanced.

(b)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01.  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof.

(c)           The proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced (and repayment of Revolving Loans outstanding thereunder), as applicable.  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Other Revolving Commitments established thereby, on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments, but subject to the approval of the Issuing Bank.

(d)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments) and to treat any such Other Term Loans or Other Term Commitments as Term Loans or Term Commitments and to treat such Other Revolving Loans or Other Revolving Commitments as Revolving Loans or Revolving Commitments.  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.  In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon reallocation thereof to the relevant Lenders holding Revolving Commitments, be deemed to be participations in respect of such Letters of Credit and the terms of such participations (including, without limitation, the fees applicable thereto) shall be adjusted accordingly.

(e)           This Section 2.22 shall supersede any provisions in Section 2.13 or Section 9.02 to the contrary.

SECTION 2.23   Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           If there are any outstanding Swingline Loans or Letters of Credit at the time a Lender becomes a Defaulting Lender then:

(i)          all or any part of such Defaulting Lender’s Pro Rata Share of the aggregate Swingline Obligations and such Defaulting Lender’s Pro Rata Share of the aggregate L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that (1) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (2) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment (it being understood that such reallocation may be effected at a later time, at the mutual agreement of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks, if such conditions are satisfied at such later time, it being understood that pending such reallocation, the Borrower shall not be relived of its obligation to comply with Section 2.23(a)(ii)); and

(ii)         If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent (1) first, prepay such Swingline Obligations and (2) second, Cash Collateralize 105% of such L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding, unless the Swingline Lender and/or applicable Issuing Bank otherwise agrees; and

(b)           So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue any Letter of Credit, unless (i) the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.23(a) or (ii) the Swingline Lender and/or such Issuing Bank has otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s and/or such Issuing Bank’s, as applicable, risk with respect to the participation in Swingline Loans and/or Letters of Credit, as applicable, by all such Defaulting Lenders, and participating interests in any such newly made Swingline Loans or newly issued Letters of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(a)(i) (and Defaulting Lenders shall not participate therein);

(c)           Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.13 but excluding Section 9.02(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank or Swingline Lender, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or a Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (1) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of L/C Credit Extensions which a Defaulting Lender has funded its participation obligations and (2) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender;

(d)           In the event that the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Obligations and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; and

(e)           No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.24    Illegality.

(a)           If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurodollar Rate Loans, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert ABR Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (ii) upon receipt of such notice, the Borrower shall upon written demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (iii) upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.17.  Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(b)           If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Loans or Commitments or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable Law or so result in a receipt by the Administrative Agent or such Lender of interest with respect to its Loans and Commitments at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)          first, by reducing the amount or rate of interest required to be paid to the Administrative Agent or the affected Lender under Section 2.07; and

(ii)         thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Lender which would constitute interest with respect to the Loans or Commitments for purposes of any applicable Law.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01    Organization; Powers.  Each of the Borrower and its Subsidiaries (a) is duly incorporated, organized or formed and validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other organizational power and authority to (i) own or lease its assets and carry on its business as now conducted and as proposed to be conducted, (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party and (iii) to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) is duly qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, (ii) is in compliance with all Laws, orders, writs and injunctions and (iii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as now conducted and as proposed to be conducted.

SECTION 3.02   Authorization; No Contravention; Enforceability.  The consummation of the Transactions (a) are within such Loan Party’s corporate or other organizational powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate in any material respect any Law to which such Person or its property is subject.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03   Governmental Approvals; Other Consents.  The Transactions do not require any consent, approval, exemption or authorization of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents.

SECTION 3.04    Financial Condition; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b)           The unaudited consolidated balance sheet of the Borrower dated September 30, 2012 and the related consolidated statements of income and cash flows of the Borrower for the three month period ended September 30, 2012 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           The Borrower has heretofore furnished to Administrative Agent (for distribution to the Lenders) the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2012, and the related consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at September 30, 2012, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period.

(d)           The Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(e)           Since December 31, 2011, there has been no Material Adverse Effect.

SECTION 3.05    Properties.

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

SECTION 3.06    Litigation and Environmental Matters.

(a)           There are no actions, suits, investigations, arbitrations, disputes, litigation or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, or any of their properties or revenue, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of any Loan Document or the consummation of any aspect of the Transactions.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect:

(i)          Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”) and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(ii)         None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(iii)        Neither the Borrower nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(iv)        Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(v)         No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(vi)        There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 3.07    Compliance with Laws and Agreements.

(a)           Each of the Borrower and its Subsidiaries is in compliance with (i) its Organizational Documents, (ii) all Laws applicable to it or its property and (iii) all Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Borrower nor any of its Subsidiaries anticipate that future expenditures needed to meet the provisions of any Law or Contractual Obligation will be so burdensome as, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any Subsidiary in each case other than existing under or by reason of the Loan Documents or applicable Law.

SECTION 3.08   Investment Company Status.  None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09   Taxes.

(a)           The Borrower and each of its Subsidiaries have (i) timely filed all federal, state, municipal, provincial, foreign and other tax returns and reports required to be filed and (ii) timely paid, or made adequate provision for the payment of, all Taxes shown to be due and payable on such tax returns or reports and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.

(b)           There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all fiscal years of the Borrower and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the reasonable judgment of the Borrower adequate, and the Borrower does not anticipate any additional Taxes for any of such fiscal year.  Except as, either individually or in the aggregate, could not reasonably be expected to result in any material liability, (i) there are no claims being asserted in writing with respect to any amounts of taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Borrower or any of its Subsidiaries.

(c)            Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than with an affiliate included in a consolidated or combined tax return.

SECTION 3.10    ERISA; Labor Matters.

(a)           As of the Effective Date, no Loan Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 3.10.

(b)           Each Loan Party and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties for any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.

(c)           Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, (i) no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of each Loan Party after due inquiry, threatened concerning or involving any Employee Benefit Plan, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code.

(d)           As of the Effective Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to the funding based restrictions under Section 436 of the Code, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by the Pension Funding Rules or the terms of any Pension Plan prior to the due dates of such contributions under the Pension Funding Rules, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan

(e)           (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(f)           There are no collective bargaining agreements covering the employees of the Borrower or any of its Subsidiaries and, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary has suffered any strikes, walk-outs, work stoppages or other labor difficulty within the last five years.

(g)           Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the (i) hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters and (ii) all payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.

SECTION 3.11    Disclosure.

(a)           No report, financial statement, certificate (including, without limitation, the confidential information memorandum and lender presentation materials prepared in accordance with Section 3 of the Commitment Letter) other than projections and information of a general economic or industry specific nature) or other written information furnished by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, is incorrect in any material respect or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)           The projected financial information (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above or delivered pursuant to Section 5.01(c), as the case may be, were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and delivered (it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projected financial information may differ from the projected results).

SECTION 3.12   Subsidiaries; Ownership Interests.  As of the Effective Date, Schedule 3.12 sets forth a complete and accurate list of each Subsidiary of the Borrower, together with (a) jurisdiction of incorporation or organization, (b) number of shares of each class of Equity Interests outstanding, and (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary.  The outstanding Equity Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights.  The shareholders (or members, partners or other owners, as applicable) of the Subsidiaries of the Borrower and the number of shares or other ownership interests owned by each as of the Effective Date are described on Schedule 3.12.  As of the Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Equity Interests of the Borrower or its Subsidiaries.

SECTION 3.13   Intellectual Property; Licenses, Etc.  Each of the Borrower and its Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other rights to Intellectual Property that are reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the rights of any Person.  No Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Subsidiary in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements, that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14    Solvency.  Each of the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

SECTION 3.15   Federal Reserve Regulations.  None of the Borrower or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16    PATRIOT Act.

(a)           Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           The use of the proceeds of the Loans and the Letters of Credit will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(c)           None of the Borrower or any of its Subsidiaries is (i) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the AntiTerrorism Order or (ii) engages with any such Person in any dealings or transactions that violate U.S. law.

SECTION 3.17    Use of Proceeds.  The proceeds of the Loans have been used and shall be used in accordance with Section 5.11.

SECTION 3.18   Security Interests.  Each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Loan Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Liens permitted by Section 6.02), in favor of the Administrative Agent for the benefit of the Secured Parties.  No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected, except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made or which are not yet required to have been made, upon or prior to the execution and delivery thereof.

SECTION 3.19   Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all property and casualty and general liability insurance and all insurance procured under Section 8.12 of the Acquisition Agreement, in each case maintained by the Borrower and its Subsidiaries as of the Effective Date.  All insurance maintained the Borrower and its Subsidiaries is in full force and effect, all premiums have been duly paid, and no Loan Party or its Subsidiaries has received notice of violation or cancellation thereof.

SECTION 3.20    Material Contracts.  Schedule 3.20 sets forth a list of all Material Contracts of the Borrower and its Subsidiaries as of the Effective Date.  Each of the Material Contracts (a) has been duly authorized, executed and delivered by all Loan Parties party thereto (and, to the knowledge of each such Loan Party, each other party thereto) and (b) is in full force and effect and is binding upon and enforceable against Loan Parties party thereto (and, to the knowledge of each such Loan Party, each other party thereto) in accordance with its terms.  Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01   Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Polsinelli Shughart PC, counsel for the Loan Parties as to matters under the laws of California, Delaware, Kansas, Missouri, New York, Oklahoma and the United States  and (ii) Tomsen Riley LLP, counsel to the Loan Parties as to matters under the laws of Washington, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The Administrative Agent shall have received a Committed Loan Notice relating to the initial Credit Extension.

(d)           The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, as the case may be, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State, (ii) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit E-1 and executed by a Responsible Officer of each Loan Party, certifying (1) that attached thereto is a true and complete copy of the Organizational Documents of such Loan Party as in effect on the Effective Date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) as to the incumbency and specimen signature of each officer executing any Loan Document or any other instrument, certificate or other document delivered in connection herewith on behalf of such Loan Party and (4) from another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to this clause (ii).

(e)           The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and tax matters) made against the Borrower or any of its Subsidiaries under the UCC (or applicable judicial docket) as in effect in any state in which any of the assets of the Borrower or any such Subsidiary Party are located, indicating among other things that its assets are free and clear, or, after giving effect to the Transactions, shall be free and clear, of any Lien except for Permitted Encumbrances.

(f)           The Administrative Agent shall have received payment for all accrued costs, fees and expenses (including reasonable legal fees and out-of-pocket expenses) and other compensation due and payable to the Administrative Agent, the Lead Arrangers and the Lenders on the Effective Date (or such payment will be deducted from the initial Credit Extension).

(g)           The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts, without undue burden or expense, to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of the Guarantee Agreement by the Borrower and the Collateral Agreement by the Loan Parties, (ii) delivery to the Administrative Agent of certificates (if any) representing the Equity Interests (to the extent certificated) of (1) the Borrower and (2) all Wholly Owned Domestic Subsidiaries of the Borrower, (iii) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code and (iv) the IP Security Agreement in proper and completed form for filing with the United States Patent and Trademark Office or United States Copyright Office) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied within the period specified therefor in Schedule 5.13 or such later date as the Administrative Agent may reasonably agree).  Without limiting the generality of the foregoing, the Administrative Agent acknowledges and agrees that the granting of Mortgages on the Material Owned Property and the obtaining of title insurance in connection with any such Mortgaged Property cannot be accomplished without undue effort or expense prior to the Effective Date, and, therefore, will not be required as a condition to the initial Credit Extension hereunder.

(h)           Since December 31, 2011, except as expressly required by the Acquisition Agreement, there shall not have occurred any change or event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement) and, since its formation, except as expressly required by the Acquisition Agreement, there shall not have occurred any change or event that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement) on the Borrower.

(i)            Certificates of insurance shall have been delivered to the Administrative Agent evidencing the existence of insurance maintained by the Borrower and its Subsidiaries pursuant to Section 5.07 and, the Administrative Agent shall be designated, on behalf of the Secured Parties, as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Effective Date, such endorsement may be delivered at such later date as is set forth on Schedule 5.13).

(j)            The Lead Arrangers shall have received (i) the Audited Financial Statements and (ii) the unaudited consolidated and combined balance sheet of the Borrower as at September 30, 2012 and the related consolidated statements of income and cash flows for the three month period ended September 30, 2012.

(k)           The Lead Arrangers shall have received the Pro Forma Financial Statements.

(l)            (i) The Specified Representations shall be true and correct in all material respects (or if qualified by “materiality”, “material adverse effect” or similar language, in all respects) and (ii) the Acquisition Agreement Representations shall be true and correct, in each case on and as of the Effective Date.

(m)           The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial funding of Loans on the Effective Date in all material respects in accordance with the Acquisition Agreement.  No provision of the Acquisition Agreement has been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Agents, the Issuing Banks or the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(n)           The Refinancing shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Effective Date.

(o)           The Lenders shall have received (i) a certificate, substantially in the form of Exhibit E-2, from the Financial Officer of the Borrower certifying that, on a consolidated basis after giving effect to the Transactions, the Borrower and Subsidiaries are Solvent and (ii) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the conditions specified in clauses (h), (l), (m) and (n) above have been satisfied.

(p)           The Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five days prior to the Effective Date by the Administrative Agent or the Lead Arrangers required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

SECTION 4.02   Conditions of Each Credit Extension.  The obligation of each Lender and of each Issuing Bank to honor a Request for Credit Extension is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, before and after giving effect to each Credit Extension (in each case, unless such date is the Effective Date, in which case Section 4.01(l) shall apply); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be;

(b)           No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom; and

(c)           The Administrative Agent and, if applicable, the relevant Issuing Bank shall have received a Request for Credit Extension in accordance with the requirements hereof together with any additional information as the Administrative Agent or, if applicable, the Issuing Bank may reasonably request.

Each Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all L/C Advances shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower shall, and shall (except in the case of the covenants set forth in Sections 5.01 and 5.02) cause each of its Subsidiaries to:

SECTION 5.01  Financial Statements and Other Information.  Furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of  nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than for financial controls on the Person or Persons acquired by the Borrower in the Acquisition or any Permitted Acquisition during the first year after consummation of the related transaction to the extent permitted under Section 404 of Public Company Accounting Reform and Investor Protection Act of 2002 (also known as the Sarbanes-Oxley Act).

(b)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (commencing with the first full fiscal quarter ended after the Effective Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of the fiscal year of the Borrower then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year of the Borrower and the corresponding portion of the previous fiscal year the Borrower.

(c)           as soon as available and in any event within 45 days after the end of each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2013, an annual operating and capital budget of the Borrower and its Subsidiaries, prepared by management of the Borrower and in a form reasonably satisfactory to the Administrative Agent, including a projected consolidated balance sheet and consolidated statements of projected comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget) on a quarterly basis for the fiscal year of the Borrower following such fiscal year.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing or otherwise making available as provided in the next succeeding paragraph the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(c)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (1) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (2) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15), (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, and (4) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02   Certificates; Reports; Other Information.  Promptly deliver to the Administrative Agent for further distribution to each Lender:

(a)           together with delivery of the financial statements of the Borrower referred to in Section 5.01(a) and 5.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, accompanied by (i) a list of Subsidiaries as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Effective Date or the date of the last Compliance Certificate delivered under this Agreement, (ii) a report either (1) identifying any changes in the legal name of any Loan Party identity or type of organization or corporate structure of any Loan Party, jurisdiction of organization of any Loan Party, jurisdiction in which any Loan Party’s chief executive office is located and Federal Taxpayer Identification Number or organizational identification number of any Loan Party or (2) confirming that there has been no change in such information since the Effective Date or the date of the last Compliance Certificate delivered under this Agreement;

(b)           after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any of its Subsidiaries files with the SEC or with any successor Governmental Authority or with any national securities exchange, or distributed by the Borrower or any of its Subsidiaries, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)           upon the reasonable request of the Administrative Agent following delivery of the information required pursuant Section 5.02(a), participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered; and

(d)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

SECTION 5.03    Notices of Material Events.  Notify the Administrative Agent and each Lender by written notice of the following:

(a)           Promptly and in any event within five days after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of the occurrence of (i) any Default or (ii) any event or occurrence that, either individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect, in each case, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or any subsidiary has taken and/or proposes to take with respect thereto.

(b)           (i)  Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of each of the following events or circumstances, and (ii) as soon as available, provide to the Administrative Agent, for prompt further distribution to each Lender, the following information and documents:

(1)         the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Responsible Officer of the Borrower or any Subsidiary, affecting the Borrower or any Subsidiary or the receipt of a notice of an Environmental Liability, in each case that, if adversely determined, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(2)         (A) the occurrence of any ERISA Event, together with the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, (B) the requirement to deliver any records, documents or other information to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, (C) receipt of notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan, (D) the filing of a Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan with the Internal Revenue Service, and (E) receipt of a notice from the sponsor of a Multiemployer Plan concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan, (y) the reorganization or termination, or a determination that such Multiemployer Plan is in endangered or critical status, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (z) the amount of liability incurred, or that may be incurred, by such Loan Party, such Material Subsidiary or such ERISA Affiliate in connection with any event described in clause (x) or (y);

(3)         the occurrence of any event requiring action by the Borrower or any of its Subsidiaries under Section 5.12 in relation to the Collateral and Guarantee Requirement;

(4)         copies of (A) all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Material Indebtedness regarding or related to any breach thereof or default thereunder by the Borrower or any of its Subsidiaries or any other event that could, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (B) any written amendment, modification or waiver of any provision of any Material Indebtedness;

(5)         a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent that, either individually or in the aggregate, could reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent to evaluate such matters;

(6)         any occurrence of a Change in Control; and

(7)         upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.04   Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in either case (i) other than with respect to any Loan Party, to the extent the Board of Directors (or in the case of clause (b), management) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to the Borrower, its Subsidiaries or the Lenders in any material respect and (ii) pursuant to a transaction permitted by Section 6.03 or Section 6.05.

SECTION 5.05   Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent as the case may be all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all other lawful claims which, if unpaid, may reasonably be expected to become a Lien upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under this Agreement and upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that the Borrower and each of its Subsidiaries have made such payments or deposits, except where the amount or validity thereof is being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be.

SECTION 5.06   Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to adversely affect the use of the related property in a commercially reasonable manner.

SECTION 5.07    Maintenance of Insurance.

(a)           Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds required under applicable Laws or the Security Documents or otherwise  customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning or leasing similar properties in the same general areas in which the Borrower or such Subsidiary operates.  Each policy of insurance shall have an endorsement naming the Administrative Agent as loss payee (under a reasonably satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  The Loan Parties shall notify the Administrative Agent promptly whenever any additional insurance is obtained by any Loan Party; and if requested by the Administrative Agent, promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies together with any endorsements described above.

(b)           In connection with the covenants set forth in this Section 5.07, it is understood and agreed that: (i) none of the Agents, the Lenders, the Issuing Banks or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.07, except to the extent that such loss or damage is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agents, the Lenders, the Issuing Banks or their respective agents or employees, it being understood that (1) the Borrower and its Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage, except in the case of such gross negligence or willful misconduct that is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted and (2) except in the case of such gross negligence or willful misconduct, such insurance companies shall have no rights of subrogation against the Agents, the Lenders, the Issuing Banks or their agents or employees (provided, however, that if the insurance policies do not provide waivers of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, their respective right of recovery, if any, against the Agents, the Lenders, the Issuing Banks and their agents and employees), and (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Lenders under this Section 5.07 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any of its Subsidiaries or the protection of their properties.

SECTION 5.08   Books and Records.  Maintain proper books of record and account, in which entries that are true and complete in all material respects shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, (a) in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and (b) in conformity with GAAP consistently applied.

SECTION 5.09   Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any properties of the Borrower and its Subsidiaries and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (a) such visits and inspections shall be coordinated through the Administrative Agent and (b) the Administrative Agent and Lenders, as a group, shall not exercise such rights more than one time during any calendar year absent the occurrence of an Event of Default; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice without limitation; provided however, that such visits and inspections shall be coordinated through the Administrative Agent.

SECTION 5.10    Compliance with Laws.

(a)           Comply with its Organizational Documents and all Laws and all orders, writs, injunctions, decrees and judgments with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Without limitation of clause (a) above, comply with all applicable Environmental Laws and Environmental Permits except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any clean-up, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           Without limitation of clause (a) above and except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a Lien arising under ERISA or Code Section 430 on the assets of Borrower or any Subsidiary, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (v) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 5.11   Use of Proceeds and Letters of Credit.  Use the proceeds (a) of the Term Loans on the Effective Date to finance a portion of the Transactions and (b) of the Revolving Loans from time to time on and after the Effective Date for working capital and other general corporate purposes (including Permitted Acquisitions) permitted under the Loan Documents; provided, however, that not more than $6,300,000 of Revolving Loans may be borrowed on the Effective Date and only to fund in part the Transactions.  Letters of Credit will be used only for general corporate purposes.

SECTION 5.12   Covenant to Guarantee Obligations and Give Security.  Subject to Section 5.13, upon (a) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, (b) the acquisition of any property by any Loan Party or (c) any Immaterial Subsidiary becoming a Material Subsidiary (the date on which any of the foregoing occurs, as applicable, (the “Event Date”), and such property acquired by the Loan Party or the properties of such newly formed or acquired Subsidiary or new Material Subsidiary, in the sole judgment of the Administrative Agent, shall not already satisfy the requirements of the Collateral and Guarantee Requirement, then Borrower shall, or shall cause its Subsidiaries to, at the sole cost and expense of the Loan Parties, provide the following documents and complete the following undertakings, as applicable, within the time periods specified (as each may be extended by the Administrative Agent in its reasonable discretion):

(a)           within ten Business Days after the applicable Event Date, to furnish the Administrative Agent with a description of any such Material Owned Property and other personal property owned by such new Subsidiary, Wholly Owned Domestic Subsidiary or former Immaterial Subsidiary or, in the case of fee owned real property, otherwise acquired by a Loan Party, as applicable, which description shall be in detail reasonably satisfactory to the Administrative Agent;

(b)           within 30 days after the applicable Event Date, to cause such new Subsidiary, Wholly Owned Domestic Subsidiary or former Immaterial Subsidiary, as applicable, if such Person is required pursuant to the Collateral and Guarantee Requirement to Guarantee the Obligations, to duly execute and deliver to the Administrative Agent a Guarantee (or joinder agreement or supplement to the Guarantee Agreement (a “Guarantee Agreement Supplement”));

(c)           within 30 days after the applicable Event Date, to cause any Loan Party acquiring new property (i) to duly execute and deliver to the Administrative Agent such additional pledges, assignments, Collateral Agreement Supplements, IP Security Agreements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a joinder agreement or supplement to the Collateral Agreement (a “Collateral Agreement Supplement”) or a joinder agreement or supplement to the Intellectual Property Security Agreement (an “IP Security Agreement Supplement”) shall be effected in such manner), as specified by the Collateral and Guarantee Agreements, and in form and substance reasonably satisfactory to the Administrative Agent, in each case securing payment of all the Obligations of such Loan Party under the Loan Documents and granting Liens on all properties of such applicable Subsidiaries (other than Excluded Assets) and (ii) to take or cause to be taken, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, perfected Liens on the properties purported to be subject to the pledges, assignments, Collateral Agreement Supplements, IP Security Agreement Supplements and other security agreements delivered pursuant to this Section 5.12(c);

(d)           within 45 days after the applicable Event Date, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion in customary form, addressed to the Agents, the Issuing Banks, the Lenders and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent addressing such matters as the Administrative Agent may reasonably request; and

(e)           at any time and from time to time, promptly execute and deliver, and cause each Loan Party, each Immaterial Subsidiary which became a Material Subsidiary and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments, documents, agreements, certificates (including customary secretary’s certificates), and intercreditor agreements, and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary or newly designated Material Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Administrative Agent may deem reasonably necessary or desirable to satisfy the Collateral and Guarantee Requirement in obtaining the full benefits of, or in perfecting and preserving the Liens granted pursuant to (as applicable), such guaranties, Mortgages, pledges, assignments, Collateral Agreement Supplements, IP Security Agreement Supplements and security agreements.

If, at any time and from time to time after the Effective Date, Domestic Subsidiaries that are not Guarantors solely because they fall within the thresholds of the definition of “Immaterial Subsidiary” comprise in the aggregate more than 2.5% of Total Assets as of the last day of the most recently completed Test Period or more than 2.5% of the combined net income or consolidated gross revenues of the Borrower and its Subsidiaries for such Test Period, then the Borrower shall, not later than 20 days after the date on which financial statements for the last quarter in such Test Period are required to be delivered pursuant to this Agreement (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the Collateral and Guarantee Requirement and the other provisions of this Section 5.12 applicable to each such Domestic Subsidiary (other than Excluded Subsidiaries).

In addition, after the Effective Date, (i) within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after (1) the acquisition of any Material Owned Property by any Loan Party, (2) the formation or acquisition of any new direct or indirect Subsidiaries that owns any Material Owned Property or (3) any Immaterial Subsidiary becoming a Material Subsidiary that owns any Material Owned Property, in each case if such Material Owned Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and (ii) promptly after giving such notice, shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Administrative Agent to grant and perfect or record such Lien.

SECTION 5.13    Further Assurances; Post-Closing Undertakings.

(a)           Within the time periods specified on Schedule 5.13 (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 5.13.

(b)           Promptly upon the reasonable request of any Agent, (i) correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, Mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent may reasonably require from time to time in order to (1) carry out more effectively the purposes of the Loan Documents, (2) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (3) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (4) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(c)           At the reasonable request of the Administrative Agent, use commercially reasonable efforts to cause any third parties to deliver or cause to be delivered such documents and instruments necessary to create, perfect and protect the security interests of the Secured Parties in the Collateral, subject to the express limitations of the Collateral and Guarantee Requirement.

(d)           At the request of the Administrative Agent, use commercially reasonable efforts to obtain the applicable consents to security interests in assets in which the granting of a security interest are prohibited by agreements containing anti-assignment clauses (it being understood that the Loan Parties shall not be required to commence litigation or expend any sums of money (except reasonable expenses in obtaining such consents) to obtain such consents).

(e)           The Borrower agrees that it will not, and will not permit any of its Subsidiaries to, permit or make any change referred to in Section 5.04 unless all filings have been made under the Uniform Commercial Code within the time periods provided therein or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected first priority security interest as contemplated by the Collateral Documents.

SECTION 5.14   Interest Rate Hedging.  No later than 90 days after the Effective Date, enter into or continue in effect one or more interest rate hedging agreements (which may include an interest rate cap) with respect to the interest obligations on not less than fifty percent of the aggregate principal amount of the Term Loans outstanding on the Effective Date.  Such interest rate hedging agreement shall provide interest rate protection in conformity with International Swap Dealers Association standards for a weighted average period of at least three years from the Effective Date or, if earlier, until the Term Maturity Date and shall be entered into with a counterparty reasonably acceptable to the Administrative Agent; provided that any counterparty that is a Lender or an Affiliate thereof shall be deemed to be reasonably acceptable to the Administrative Agent.

SECTION 5.15   Maintenance of Ratings.  The Borrower shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts (including, in all events, applying to maintain each credit rating and paying all usual and customary fees and expenses to each of S&P and Moody’s with respect to each credit rating) to maintain monitored public ratings for the Term Loans and the Revolving Commitments and corporate family/corporate credit ratings of the Borrower, in each case, from Moody’s and S&P; provided, that in no event shall Borrower be deemed to be in breach of this Section 5.15 if the Borrower’s failure to comply with this Section 5.15 results solely from the non-performance of either Moody’s or S&P for whatever reason (other than any as a result of any failure by any of the Borrower or its Subsidiaries to use such aforementioned commercially reasonable efforts).

SECTION 5.16  Status as Senior Indebtedness.  The Obligations constitute senior Indebtedness (or the equivalent thereof) under each issue of Permitted Subordinated Indebtedness and other subordinated Indebtedness.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all L/C Advances shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly:

SECTION 6.01    Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication:

(a)           Indebtedness of the Loan Parties under the Loan Documents;

(b)           Indebtedness existing on the Effective Date and described on Schedule 6.01, and any Permitted Refinancing thereof;

(c)          (i) Attributable Indebtedness and other Indebtedness (including Capitalized Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets and incurred concurrently with or within 180 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of Permitted Sale-Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) outstanding under this Section 6.01(c) does not exceed $35,000,000, of which not more than $10,000,000 at any one time outstanding may be used for Permitted Sale-Leasebacks pursuant to clause (ii).

(d)           Indebtedness in respect of Swap Agreements designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(e)           Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(f)           Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with Deposit Accounts in the ordinary course of business;

(g)           Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(h)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business or consistent with past practice;

(i)            Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(j)             Indebtedness of the Borrower owing to any Subsidiary or of any Subsidiary owing to any other Subsidiary or the Borrower to the extent constituting an Investment permitted by Section 6.04; provided that (i) all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms (1) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H hereto or (2) otherwise reasonably satisfactory to the Administrative Agent, and (ii) all such Indebtedness owing by a Subsidiary that is not a Loan Party to any Loan Party shall be evidenced by a note and pledged as Collateral for the Obligation;

(k)            Indebtedness,  in an aggregate principal amount not to exceed (x) $5,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is greater than or equal to 3.00:1.00, (y) $15,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is less than 3.00:1.00 but greater than or equal to 2.00:1.00 and (z) $25,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is less than 2.00:1.00.

(l)            in an aggregate principal amount not to exceed $5,000,000 at any time outstanding that is assumed in connection with any Permitted Acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness (1) was not incurred in contemplation of such Permitted Acquisition, (2) is secured only by the assets acquired in the applicable Permitted Acquisition (other than  acquired Equity Interests), (3) the only obligors with respect to any Indebtedness incurred pursuant to this clause (g) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, (ii) immediately prior and after giving effect thereto, no Default shall have occurred or be continuing; (iii) after giving Pro Forma Effect to such Indebtedness, the Borrower shall be in compliance with Sections 6.11 and 6.12 and (iv) the portion of the Consolidated EBITDA attributable to the property or Person being acquired for the period of four fiscal quarters most recently ended for which financial statements of such property or Person are available shall be greater than $0;

(m)           Permitted Subordinated Indebtedness so long as at the time of incurrence of such Permitted Subordinated Indebtedness (i) no Default shall have occurred and be continuing or after giving effect thereto would result therefrom and (ii) on a Pro Forma Basis after giving effect to any such Permitted Subordinated Indebtedness and any Specified Transaction consummated in connection therewith, (1) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 6.11 and 6.12 as of the last day of the most recently ended Test Period and (2) the Total Leverage Ratio shall not be greater than 0.25x less than the maximum Total Leverage Ratio permitted under Section 6.12 for the most recently ended Test Period; and

(n)           other Indebtedness incurred by the Loan Parties in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

SECTION 6.02    Liens.  Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           any Lien in favor the Administrative Agent given to secure the Obligations or otherwise created pursuant to any Loan Documents;

(b)           Permitted Encumbrances;

(c)           Liens existing on the date hereof and set forth on Schedule 6.02, and any renewals or extensions thereof;

(d)           Liens securing Indebtedness permitted under Section 6.01(c); provided that (i) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (iii) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capitalized Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(f)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(h)           Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(i)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.01(k);

(j)            any interest, lien, or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Subsidiaries in the ordinary course of business and covering the assets so leased;

(k)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Subsidiaries in the ordinary course of business;

(l)            Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(m)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

(n)           other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,500,000 at any time.

SECTION 6.03    Fundamental Changes; Sale-Leasebacks.

(a)           Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)          any Subsidiary may merge with (1) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (2) in the case of any Subsidiary, any one or more other Subsidiaries; provided that when any Guarantor is merging with another Subsidiary the continuing or surviving Person shall be a Guarantor;

(ii)         any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party;

(iii)        so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or the Borrower; provided that if the transferor in such a transaction is a Loan Party, then (1) the transferee must be a Loan Party, (2) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Subsidiary in accordance with Section 6.01 and 6.04, respectively;

(iv)        so long as no Default exists or would result therefrom, any Subsidiary of the Borrower may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary of the Borrower, which together with each of its Subsidiaries, shall have complied with the Collateral and Guarantee Requirement and the requirements of Section 5.12, as applicable;

(v)         so long as no Default has occurred and is continuing or would result therefrom, the Borrower may merge, amalgamate or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person; and

(vi)        the Borrower and its Subsidiaries may consummate the Acquisition.

(b)           The Borrower will not, and it will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or ancillary thereto.

(c)           The Borrower will not, and will not permit any Subsidiary to, enter into any Sale-Leaseback or other arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than (i) any Permitted Sale-Leaseback, (ii) any such arrangement entered into in connection with the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 6.01(c) and (iii) any such arrangement involving the sale of fixed assets within 90 days after the acceptance and placement thereof into service if sold for consideration not less than the cost of the purchase thereof  and the lease of which (if a Capitalized Lease) is permitted by Section 6.01(c).

SECTION 6.04    Investments, Acquisitions, Etc.  Make or hold any Investment, except:

(a)           Investments (i) in cash and assets that constituted Permitted Investments when such Investments were made and (ii) in assets useful in the business and operations of the Borrower or any of the Subsidiaries in the ordinary course;

(b)           loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for other purposes not described in the foregoing clause (i), in an aggregate principal amount outstanding at any time not to exceed $1,000,000 in the aggregate;

(c)           Investments consisting of extensions of trade credit in the ordinary course of business;

(d)           Investments existing or contemplated on the date hereof and set forth on Schedule 6.04(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by this Section 6.04;

(e)           to the extent constituting Investments, Liens, Indebtedness, fundamental changes, Dispositions, and Restricted Payments expressly permitted under Section 6.01, 6.02, 6.03, 6.05 and 6.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 6.04(e);

(f)            Investments in Swap Agreements permitted under Section 6.01(d);

(g)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction of delinquent obligations of, or other disputes with, customers, financially troubled account debtors and other credits to suppliers, in the ordinary course of business, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i)            advances of payroll payments to employees in the ordinary course of business;

(j)            Permitted Acquisitions; provided that the aggregate cash and non-cash consideration paid by the Borrower and its Subsidiaries for the acquisition of Persons that do not become Guarantors and assets acquired by any Subsidiary that is not a Loan Party shall not exceed $10,000,000 in the aggregate; and

(k)          so long as immediately before and after giving Pro Forma Effect to any such Investment no Default has occurred and is continuing, other Investments not to exceed $2,500,000 in any fiscal year of the Borrower.

SECTION 6.05    Asset Sales.  Effect or suffer to exist any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, that is no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 60 days after the related Disposition or (ii) the proceeds of such Disposition are applied within 60 days of the related Disposition to the purchase price of such replacement property; provided, in each case, that (1) such replacement property is useful to the conduct of the business of the Borrower and its Subsidiaries and (2) such replacement property is of equal or greater value than the related Disposed property;

(d)           Dispositions of property to the Borrower or a Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party or, (ii) if not a Loan Party, the Disposition must be for fair value, deemed an Investment, and such Investment must be  permitted under Section 6.04;

(e)           Dispositions without recourse of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof;

(f)            Permitted Sale-Leasebacks;

(g)           the unwinding of any Swap Contract pursuant to its terms;

(h)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries; and

(i)            Dispositions of property having an aggregate fair market value not to exceed $5,000,000 in any fiscal year of the Borrower; provided that (i) not less than 85% of the consideration for such Disposition shall be paid in cash or Permitted Investments, (ii) at the time of such Disposition and after giving effect thereto no Default shall have occurred and be continuing and (iii) the Borrower complies with the applicable provisions of Section 2.11(b)(ii);

provided that any Disposition of any property pursuant to this Section 6.05 (except Dispositions pursuant to Sections 6.05(d) or by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness.

(a)           Declare or make, directly or indirectly, any Restricted Payment, except:

(i)          each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary of the Borrower; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)         the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(iii)        Restricted Payments made on the Effective Date to consummate the Acquisition;

(iv)        repurchases of Equity Interests in the Borrower or any Subsidiary in the ordinary course of business deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(v)         the Borrower or any of its Subsidiaries may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any future, present or former employee, director or officer (or any successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or management stock option plan; provided that the aggregate amount of payments made by the Borrower and its Subsidiaries for the purposes provided under this Section 6.06(v) shall not exceed $1,000,000.

(b)           Issue, sell or otherwise dispose of any class or series of Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (i) convertible or exchangeable into Indebtedness or (ii) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

(c)           Prepay, redeem, purchase, defease, cancel or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment or violate any subordination terms in any respect, in each case, of and Indebtedness that is subordinated to, or secured on terms that are junior in right of payment to the Obligations, except (i) so long as no Default has occurred and is continuing,  regularly scheduled cash interest payments and payments of fees, expenses and indemnification obligations in respect of such Indebtedness, in each case when due and in amounts not to exceed the amounts required to be paid with respect thereto, (ii) the repayment of intercompany Indebtedness to the extent that the amount of such payment is made to (1) a Loan Party or (2) to a Subsidiary that is not a Loan Party, to the extent that the amount of such payment is promptly thereafter paid as a dividend or is otherwise distributed to a Loan Party and (iii) as part of a Permitted Refinancing.

(d)           Amend, supplement or otherwise modify, or permit the amendment, supplement or other modification, the terms of any Indebtedness that is subordinated to, or secured on terms that are junior in right of payment to the Obligations or any Material Indebtedness in any manner that could reasonably be expected to be material adverse to the rights or interests of an Agent, the Issuing Banks or the Lenders.

SECTION 6.07   Transactions with Affiliates.  Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions between or among the Borrower and the Wholly Owned Subsidiaries or between or among Wholly Owned Subsidiaries or any Subsidiary or any entity that becomes a Wholly Owned Subsidiary of the Borrower as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transactions, (d)  employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business, (e) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (f) earn out payments made pursuant to Section 2.6 of the Acquisition Agreement, as in effect on the date hereof, so long as (i) no Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) or Event of Default has occurred and is continuing and (ii) a certificate setting forth in reasonable detail the basis and calculation for such earn out payments and certifying the matters set forth in clause (i) above has been delivered to the Administrative Agent prior to the making of such payment.

SECTION 6.08   Restrictive Agreements.  Enter into, incur or permit to exist any agreement or other arrangement that (a) prohibits, encumbers or restricts the ability of any such Person to (i) make Restricted Payments to the Borrower or any Subsidiary, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary, (iii) make loans or advances to the Borrower or any Subsidiary, (iv) transfer any of its property to the Borrower or any Subsidiary, (v) create Liens on or otherwise pledge its property under the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in respect of any of the matters referred to in clauses (i) through (vi) above for: (1) any Loan Document, (2) any instrument or agreement relating to Indebtedness existing on the Effective Date and permitted under Section 6.01(b), (3) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted by this Agreement (in which case, any prohibition or limitation shall be effective only against the assets financed thereby), (4) any agreements governing any leasehold interest (including any rights of way, allocation agreements and other similar such interests in real estate) or building entry agreements that limit the ability to grant a security interest in such leasehold interest or building entry agreements, (5) with respect to specific property to be sold pursuant to an agreement in connection with a Disposition permitted under this Agreement (solely to the extent such restrictions are limited to the property to be Disposed of), (6) customary anti-assignment provisions in contracts restricting the assignment thereof entered into in the ordinary course of business, (7) agreements relating to Indebtedness permitted by Sections 6.01(c), (d), (k), (l), and (m), (8) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale, and (9) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

SECTION 6.09   Amendment of Organizational Documents.  Amend, waive, terminate or otherwise modify any Organizational Document if the effect of such amendment, waiver, termination or other modification could reasonably be expected to be materially adverse to the rights or interests of an Agent, the Issuing Banks or the Lenders.

SECTION 6.10   Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year or fiscal quarters from the dates in effect on the Effective Date, except for changes in connection with acquisitions to conform new Subsidiaries to the fiscal year and fiscal quarters of the Borrower.

SECTION 6.11   Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of any Test Period set forth below to be less than the ratio opposite the last day of such Test Period:

Test Period	Ratio
From the Effective Date through September 30, 2015	3.50:1:00
From October 1, 2015 through the Latest Maturity Date	4.00:1:00

SECTION 6.12   Total Leverage Ratio.  Permit the Total Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth below last day of such Test Period:

Test Period	Ratio
From the Effective Date through September 30, 2013	5.00:1:00
From October 1, 2013 through September 30, 2014	4.25:1:00
From October 1, 2014 through September 30, 2015	3.50:1:00
From October 1, 2015 through the Latest Maturity Date	3.00:1:00

ARTICLE VII

Events of Default

SECTION 7.01    Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of or premium, if any, on any Loan or any reimbursement obligation in respect of any L/C Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d)           the Borrower or any of its Subsidiaries shall fail to observe or perform any term, covenant, condition or agreement contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of the Borrower), 5.12 or 5.13 or in Article VI;

(e)           the Borrower or any of its Subsidiaries shall fail to observe or perform any term, covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)           the Borrower or any of its Subsidiaries shall fail to make any payment (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and under the documents providing for such Indebtedness);

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower, any other Loan Party or any Material Subsidiary or its debts, or of a material part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower, any other Loan Party or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar official for the Borrower or any Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)            one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied or disputed coverage) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of the Borrower and/or any of its Subsidiaries, to enforce any such judgment; provided that such grace period shall only apply if such judgment or order is being contested in good faith by the Borrower and/or its Subsidiaries, as applicable, in appropriate proceedings properly instituted and diligently conducted and for which appropriate reserves have been established in accordance with GAAP;

(k)           (i) an ERISA Event occurs, (ii) the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or the Pension Funding Rules, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, (iii) an Unfunded Pension Liability in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, or (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate incurs Withdrawal Liability to any Multiemployer Plan requiring aggregate payments in an amount exceeding in $2,000,000;

(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on and security interest in the Collateral, with the priority required by the applicable Security Document;

(m)          (i) a material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder) ceases to be in full force and effect, (ii) the Borrower or any of its Subsidiaries contests in writing the validity or enforceability of any provision of any Loan Document,  or (iii) the Borrower or any of its Subsidiaries denies that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document or asserts in writing that any Guarantee or Security Document or any subordination provision in respect of any Indebtedness is invalid or unenforceable;

(n)           any of the Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any Permitted Subordinated Indebtedness, or the subordination provisions set forth in any documentation relating to the Permitted Subordinated Indebtedness shall cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Permitted Subordinated Indebtedness, or in any such case any Loan Party shall assert any of the foregoing; or

(o)           a Change in Control shall occur.

SECTION 7.02   Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the Issuing Banks make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the Letter of Credit obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Sections 7.01(h) and (i) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the Issuing Banks to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.03   Application of Funds.  After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.02), including in any Insolvency Proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities,  expenses and other amounts (other than principal and interest, but including all reasonable fees, out-of-pocket expenses and actual disbursements of legal counsel) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than (i) principal and interest and (ii) in connection with Secured Hedge Agreements or Cash Management Documents) payable to the Lenders (including all reasonable fees, out-of-pocket expenses and actual disbursements of legal counsel under Section 9.03 and amounts payable under Section 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of Letter of Credit obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured  Parties on such date (excluding any remaining Obligations owing under or in respect of Secured Hedge Agreements and Cash Management Documents);

Seventh, to the payment of all remaining Obligations of the Loan Parties owing under or in respect of Secured Hedge Agreements and Cash Management Documents that are then due and payable to the Hedge Banks and the Cash Management Banks, as applicable, ratably based upon the respective aggregate amounts of all such Obligations owing to such Hedge Banks and Cash Management Banks; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE VIII

Administrative Agent

SECTION 8.01    Appointment and Authority.

(a)           Each of the Lenders and the Issuing Banks hereby irrevocably appoints, designates and authorizes Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of, or any obligations under, any of such provisions except for its consent rights set forth in Section 8.06.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Issuing Banks, a potential Hedge Bank and Cash Management Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Security Documents for and on behalf of or on trust for) such Lender, Issuing Bank, potential Hedge Bank and Cash Management Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03    Exculpatory Provisions.  The Administrative Agent shall not have any duties, responsibilities, functions, obligations or liabilities except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied (or express) duties or obligations, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be liable to any Lender for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein or therein);

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)            shall not be under any obligation to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII  and its Affiliates included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

SECTION 8.04   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06   Resignation of Administrative Agent.  The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent may in its discretion continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis, appraisals and decision to enter into this Agreement and the other Loan Documents and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08   No Other Duties, Etc.  Anything herein to the contrary notwithstanding, neither the Lead Arrangers, the Syndication Agent, the Lenders nor any Person named on the cover page hereof as a bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.09    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03 or otherwise hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

SECTION 8.10    Release of Collateral and Guarantee.  The Lenders (including in their capacities as Hedge Banks and Cash Management Banks) and each Issuing Bank irrevocably agree and authorize the Administrative Agent:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full in cash of all Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents (other than to the extent a claim has been made therefor, contingent indemnification and contingent expense reimbursement obligations and any Obligations in respect of Secured Hedge Agreements or Cash Management Obligations unless provided otherwise under the terms of any such Secured Hedge Agreements or Cash Management Documents) and the expiration or termination of all Letters of Credit (unless the Letters of Credit in the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized up to 105% of such Outstanding Amounts or if a backstop letter of credit reasonably satisfactory to the applicable Issuing Bank is in place) (the date upon which the conditions in this Section 8.10(a)(i) shall have been satisfied, the “Termination Date”), (ii) upon any permitted sale, lease, transfer or other Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral), (iii) subject to Section 9.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (b) below;

(b)           to release any Guarantor from its obligations under its Guarantee upon (i) in the case of any Subsidiary, such Person ceasing to be subject to the Collateral and Guarantee Requirement and Section 6.10 as a result of a transaction permitted hereunder (as certified by a Responsible Officer) and the Borrower notifying the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under its Guarantee, (ii) in the case of any Subsidiary (other than the Borrower), such Subsidiary ceasing to be a Material Subsidiary or (iii) the Termination Date; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 8.10.  In each case as specified in this Section 8.10, the relevant Agent will promptly (and each Lender irrevocably authorizes the Agents to) at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral pursuant to this Section 8.10 from the assignment and security interest granted under the Security Documents (or the release of the Guarantor from its Guarantee of the Obligations) in accordance with the terms of the Loan Documents (provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction has been consummated in compliance with the Loan Documents).

SECTION 8.11   No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to their benefit hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.12    Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 8.13    Appointment of Supplemental Administrative Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article VIII and of Section 9.03 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 8.14   Withholding Tax.  To the extent required by any applicable Laws, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.18, each Lender shall indemnify and hold harmless the Agents against, within ten days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agents) incurred by or asserted against the Agents as a result of the failure of the Agents to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agents of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 8.14.  The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Agents, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.15    Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent Party (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent Party from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent Party of any portion of such Indemnified Liabilities to the extent resulting from such Agent Party’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.15.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.15 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including costs of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 8.15 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 8.16    Cash Management Obligations; Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Security Document, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements or Cash Management Documents unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Hedge Bank or Cash Management Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally-recognized overnight courier service, mailed by certified mail (return receipt requested) or sent by fax or other electronic transmission, as follows:

(i)          if to the Borrower, the Administrative Agent, or Royal Bank of Canada, in its capacity as Swingline Lender and/or Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)         if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including

e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto.  Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender and each Issuing Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02    Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Except as provided in Section 2.21 with respect to any Incremental Amendment or Section 2.22 with respect to any Refinancing Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such agreement shall:

(i)          increase the Commitment of any Lender without the written consent of such Lender;

(ii)         reduce the principal amount of any Loan or L/C Advance or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder or under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.07(b);

(iii)        postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any L/C Advance, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv)        change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(v)        change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby;

(vi)        change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii)       release all or substantially all the value of the Guarantees under the Guarantee Agreement without the written consent of each Lender; or

(viii)      release or subordinate all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be.  This Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency.  Notwithstanding anything in this Section 9.02 to the contrary, (1) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Facilities or any Credit Agreement Refinancing Indebtedness, (2) the Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (3) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Laws or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.  The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to this Agreement.

Notwithstanding the foregoing, (i) the Lead Arrangers may amend this Agreement as necessary without the consent of any other Person to comply with the “market flex” provisions in the Fee Letter and (ii) the consent of the Required Revolving Lenders shall be required if any amendment, modification or waiver has the effect of (1) requiring the Revolving Lenders to make Revolving Loans when not otherwise required to do so under the Loan Documents or (2) modifying the amount of the Swingline Sublimit or the Letter of Credit Commitment.

(c)           In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) (or all such amounts in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(i).

(d)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03    Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) before, on or after the Effective Date, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), the Lead Arrangers, the Syndication Agent, the Swingline Lender and each Issuing Bank including the reasonable fees, charges and disbursements of one counsel to the Administrative Agent, the Lead Arrangers, the Swingline Lender and each Issuing Bank and to the extent reasonably deemed necessary by the Administrative Agent, one local counsel in each relevant jurisdiction and, in the case of any conflict of interest (as reasonably determined by the Administrative Agent, Swingline Lender, Issuing Bank or Lead Arrangers subject to such conflict), and to the extent reasonably necessary, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole and counsel otherwise retained with the Borrower’s consent), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Syndication Agent, each Issuing Bank and each Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks, the Lenders, and the Lead Arrangers in connection with the enforcement or protection of any rights or remedies (1) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (2) in connection with the Loans made or Letters of Credit issued hereunder or any other Obligations, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The agreements in this Section 9.03(a) shall survive the termination of the Commitments and repayment of all other Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

(b)           The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Lead Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and expenses of counsel, of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary or any of their respective Affiliates, creditors or shareholders, arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement, performance or administration of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), (any of the foregoing described in this clause (iv), a “Proceeding”) all the foregoing described in clauses (i) to (iv), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnitee, a third party or by the Borrower or any other Loan Party (or any equity holder, director, shareholder, creditor or Affiliate of any of the foregoing), and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (1) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (2) resulted from a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  For the avoidance of doubt, this paragraph (b) shall not apply with respect to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or expenses of any kind arising from any non-Tax claim) that are imposed with respect to any payments of any obligation of any Loan Party under any Loan Document, which shall be governed solely by Section 2.18, or with respect to Other Taxes, which are the subject of, and which shall be governed by, Section 2.18.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender (or, in the case of a payment to an Issuing Bank, each Revolving Lender) severally agrees to pay to the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Swingline Lender or such Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time (or, in the case of a payment to an Issuing Bank, its share of the aggregate Revolving Exposures only).  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(f) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)           To the extent permitted by applicable Laws, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than five Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.  The agreements in this Section 9.03 shall survive the resignation of any Agent, the replacement of any Lender or any Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(f)           The Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with its consent or if there is a final judgment for the plaintiff in such Proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (a).  The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.

(g)           In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower shall reimburse such Indemnitee for all reasonable and documented out-of-pocket expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and expenses of its legal counsel.

SECTION 9.04    Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Subject to the conditions set forth in paragraph (b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, including for purposes of this Section 9.04(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (1) the Borrower; provided that no consent of the Borrower shall be required for an assignment (A) by a Term Lender to any Lender or an Affiliate of any Lender or to an Approved Fund or if a Default has occurred and is continuing, (B) by a Revolving Lender to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or if a Default has occurred and is continuing, or (C) prior to the completion of the primary syndication of the Term Loans and the Revolving Loans and Revolving  Commitments (as notified to the Borrower by the Lead Arrangers) pursuant to arrangements in which the Borrower has been consulted, (2) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment (A) by a Term Lender to any Lender or an Affiliate of any Lender or to an Approved Fund or (B) by a Revolving Lender to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender and (3) solely in the case of Revolving Loans and Revolving Commitments, the Swingline Lender and each Issuing Bank (such consent not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no consent of the Swingline Lender and any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.  Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within five Business Days after written notice to the Borrower requesting such consent, the Borrower shall be deemed to have consented to such assignment.

(i)          Assignments shall be subject to the following additional conditions: (1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof) in the case of Term Loans and $2,500,000 (and integral multiples thereof) in the case of Revolving Loans and Revolving Commitments, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default  has occurred and is continuing, (2) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.20(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (3) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower any tax forms required by Section 2.18(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities laws and (4) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (A) the assignee shall be or become an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (B) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Section 2.03 by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.

(ii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (ii) shall not be an effective assignment hereunder.

(iii)        The Issuing Bank may assign all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided that (1) each such assignment shall be to an Eligible Assignee (other than an Approved Fund) and (2) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.18(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(i) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v) and paragraph (iv) above.

(vi)        The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)           (i)           Any Lender may, without the consent of the Borrower, the Administrative Agent, or the Issuing Banks, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Subsidiaries or Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vii) and (viii) of Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the obligations and limitations of such Sections, including Section 2.18(f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)         Each Lender that sells a participation shall maintain a register meeting the requirements of Treasury Regulation Section 5f.l03-l(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose).  In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(iii)        A Participant shall not be entitled to receive any greater payment under Section 2.16 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(iv)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that (1) no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (2) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(v)         Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 30 days’  prior written notice to the Borrower and the Lenders, resign as an Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified, in consultation with the Borrower, a successor Issuing Bank willing to accept its appointment as successor Issuing Bank.  In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank.  If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(d)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05    Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.03.

SECTION 9.06  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the provisions of the Commitment Letter that survive the execution of this Agreement by their terms and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.   For the avoidance of doubt, the Fee Letter and Section 10 of the Commitment Letter survive the Effective Date and the execution and delivery of the Loan Documents.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although (a) such obligations may be contingent or unmatured and (b) such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (2) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The Administrative Agent, the applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08.  The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09    Payment Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

SECTION 9.10    Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.11    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12   Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender and Issuing Bank that each such Lender and Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each such Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.13    Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Secured Hedge Agreements or the Cash Management Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 9.13 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.14    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.15    Confidentiality.

(a)           Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any Governmental Authority, required by applicable Law or by any subpoena or similar legal process; provided that solely to the extent permitted by Law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender, Issuing Bank and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender, Issuing Bank or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (1) any Eligible of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (2) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (3) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.15 or (2) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (viii) for purposes of establishing a “due diligence” defense.  For the purposes hereof, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; it being understood that all information received from the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.15shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.15(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.16   PATRIOT Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

SECTION 9.17    Release of Liens and Guarantees.

(a)           A Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party).  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Guarantor) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of the Borrower or any Guarantor from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released.  Upon termination of the aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations as to which no claim has been made and (ii) obligations under Secured Hedge Agreements not yet due and payable or as to which arrangements satisfactory to the applicable Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b)           The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c), (d), (e), (g), (i) or (k).

(c)           Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.17.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.17.

SECTION 9.18   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (b) (i) each of the Administrative Agent, the Lenders and the Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (ii) none of the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by applicable Laws, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the Syndication Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Chief Financial Officer and Secretary

LEONARD’S METAL, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

LMI FINISHING, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

PRECISE MACHINE COMPANY,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TEMPCO ENGINEERING, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

VERSAFORM CORP.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Chief Financial Officer and Secretary

[Signature Page to Credit Agreement]

LMI KITTING, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

D3 TECHNOLOGIES INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

INTEGRATED TECHNOLOGIES, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TASS HOLDINGS, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TASS, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

[Signature Page to Credit Agreement]

VALENT AEROSTRUCTURES – WICHITA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES – TULSA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES – WASHINGTON, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES – LENEXA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES – ST. LOUIS, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

OZARK MOUNTAIN TECHNOLOGIES, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Rodica Dutka
Name: Rodica Dutka
Title: Manager, Agency

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Richard Smith
Name: Richard Smith
Title: Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Beth Tiffin
Name: Beth Tiffin
Title: Senior Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

Lender	Term Loan Commitment	Term Loan Commitment Percentage	Revolving Loan Commitment	Revolving Loan Commitment Percentage
Royal Bank of Canada	$112,500,000.00	50.0%	$37,500,000.00	50.0%
Wells Fargo Bank, National Association	$112,500,000.00	50.0%	$37,500,000.00	50.0%
Total:	$225,000,000.00	100.000000000%	$75,000,000.00	100.000000000%

EXHIBIT A

Form of Assignment and Assumption

A-1

EXHIBIT B

Form of Guarantee Agreement

GUARANTEE AGREEMENT

By

LMI AEROSPACE, INC.,

as the Borrower,

the other Guarantors party hereto,

and

ROYAL BANK OF CANADA,

as Administrative Agent

Dated as of December 28, 2012

Exhibit A – Guarantee Agreement Supplement

-i-

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of December 28, 2012, is made by and among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”) and each of the Subsidiaries (as defined in the Credit Agreement (as defined below)) of the Borrower party hereto or that may become party hereto pursuant to Section 8(b) hereof (collectively, the “Guarantors”) and ROYAL BANK OF CANADA, as administrative agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement (as defined below)).  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Reference is made to that certain Credit Agreement, dated as of December 28, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the Lenders and Issuing Banks from time to time party thereto.

The Lenders have agreed to make Loans to the Borrower and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrower and each of the other Guarantors pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement and the Hedge Banks have agreed to enter into Secured Hedge Agreements and the Cash Management Banks have agreed to enter into arrangements relating to Cash Management Obligations.  Each of the Guarantors acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, the issuance of Letters of Credit by the Issuing Banks, the entering into Secured Hedge Agreements by the Hedge Banks and the entering into Cash Management Documents by the Cash Management Banks.  The obligations of the Lenders to make Loans and the Issuing Banks to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof.  As consideration therefor and in order to induce the Lenders to make Loans, the Issuing Banks to issue Letters of Credit, the Hedge Banks to enter into the Secured Hedging Agreements and the Cash Management Banks to enter into arrangements relating to Cash Management Obligations, the Guarantors are willing to execute this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit under the Credit Agreement and the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into arrangements relating to Cash Management Obligations from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1.  Guarantee; Limitation of Liability.  b)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented out-of-pocket expenses  incurred by the Administrative Agent or any other Secured Party in connection with the enforcement of any rights or remedies under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of such Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Obligations of such Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Agreement or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.  Guarantee Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  This Agreement is a guarantee of payment, and not of collection.  The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives (to the extent permitted by applicable Laws), any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under any Loan Document or any other assets of any Loan Party or any of its Subsidiaries;

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(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)           any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any Guarantee Agreement Supplement (as hereinafter defined) or any other guarantee or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, other than payment in full of the Guaranteed Obligations.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3.  Waivers and Acknowledgments.  c)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)           Each Guarantor acknowledges that the Administrative Agent may (to the extent permitted under applicable Laws), in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Laws.

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(e)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 hereof and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees that, until the Termination Date, it will not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Loan Party or under any guarantee of the Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Loan Party or under any guarantee of the Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Loan Party or under any guarantee of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall promptly be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising.  If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Obligations and the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.

Section 5.  Payments Free and Clear of Taxes, Etc.  Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes and Other Taxes on the same terms and to the same extent that payments by the Borrower are required to be made free and clear of Taxes and Other Taxes pursuant to Section 2.18 of the Credit Agreement.

Section 6.  Representations and Warranties.  d) Each Guarantor hereby represents and warrants to the Secured Parties that as of the date hereof (or in the case of any Additional Guarantor (as hereinafter defined), as of the date on which it becomes a party hereto), all representations and warranties of or concerning such Guarantor contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date made and are hereby incorporated herein by reference as if stated verbatim herein; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

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(b)           Each Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7.  Covenants.  Each Guarantor covenants and agrees that, until the Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8.  Amendments, Guarantee Agreement Supplements, Etc.  e) No amendment or waiver of any provision of this Agreement and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Issuing Banks and the Lenders, in each case, to the extent required under Section 9.02 of the Credit Agreement, and then such waiver or consent shall be delivered in accordance with Section 9.02 of the Credit Agreement.

(b)           Pursuant to Section 5.12 of the Credit Agreement, certain Subsidiaries of the Borrower may be required, after the date hereof, to enter into this Agreement as a Guarantor.  Upon the execution and delivery by any Person of a guarantee agreement supplement, in substantially the form of Exhibit A hereto or otherwise in form and substance satisfactory to the Administrative Agent (each, a “Guarantee Agreement Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder and each reference in this Agreement or in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor and (ii) each reference herein to “this Agreement”, “hereunder”, “hereof” or words of like import referring to this Agreement and each reference in any other Loan Document to the “Guarantee Agreement”, “thereunder”, “thereof” or words of like import referring to this Agreement shall mean and be a reference to this Agreement, as supplemented by such Guarantee Agreement Supplement.

Section 9.  Notices, Etc.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be in writing and shall be delivered in the manner provided in Section 9.01 of the Credit Agreement (i) if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified on Schedule 9.01 to the Credit Agreement, (ii) if to any Agent or any Lender, at its address specified in Schedule 9.01 to the Credit Agreement, (iii) if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, (iv) if to any Cash Management Bank, at its address specified in the Cash Management Documents to which it is a party or (v) as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All such notices and other communications shall be deemed to be given or made as provided in Section 9.01 of the Credit Agreement.  Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or of any Guarantee Agreement Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10.  No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 11.  Right of Set-off.  In addition to any rights and remedies of the Agents and the Lenders provided under applicable Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, without notice to any Loan Party, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent, such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter due and owing under the Loan Documents, irrespective of whether such Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Agent, each Lender and each Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 11.  The rights of the each Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section 11 are in addition to other rights and remedies (including other rights of setoff) that each Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

Section 12.  Indemnification.  f)Without limitation of any of its obligations under the other Loan Documents, each Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03(b) of the Credit Agreement) as if Section 9.03 of the Credit Agreement was set out in full herein and references to “Borrower” therein were references to each Guarantor, and each Guarantor hereby waives all liabilities against Administrative Agent and each Secured Party as if Indemnitees and the other Secured Parties to the extent set forth in Section 9.03 of the Credit Agreement.

(b)           Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

Section 13.  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim or other demand has been made) to the extent and in the manner hereinafter set forth in this Section 13:

(a)           Prohibited Payments, Etc.  Except upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  Upon delivery by the Administrative Agent of the notice referred to in the immediately preceding sentence, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

6

(b)           Turn-Over.  Upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations for the benefit of the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest, as defined below), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(c)           Administrative Agent Authorization.  Upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(d)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim or other demand has been made) (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

Section 14.  Continuing Guarantee; Assignments under the Credit Agreement.  This Agreement is a continuing guarantee and shall (a) remain in full force and effect until the Termination Date at which time it shall automatically terminate, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it and the Note or Notes held by it) to any other Person as permitted pursuant to the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case in accordance with and to the extent provided in Section 9.04 of the Credit Agreement.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 15.  Execution in Counterparts.  This Agreement and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement.

7

Section 16.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  g) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AGAINST EACH GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGES TO FOLLOW]

8

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by officers thereunto duly authorized as of the date first above written.

LMI AEROSPACE, INC.
as the Borrower

By:
Name:
Title:

LEONARD’S METAL, INC.,
as a Guarantor

By:
Name:
Title:

LMI FINISHING, INC.,
as a Guarantor

By:
Name:
Title:

PRECISE MACHINE COMPANY,
as a Guarantor

By:
Name:
Title:

TEMPCO ENGINEERING, INC.,
as a Guarantor

By:
Name:
Title:

VERSAFORM CORP.,
as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

LMI KITTING, LLC,
as a Guarantor

By:
Name:
Title:

D3 TECHNOLOGIES INC.,
as a Guarantor

By:
Name:
Title:

INTEGRATED TECHNOLOGIES, INC.,
as a Guarantor

By:
Name:
Title:

TASS HOLDINGS, INC.,
as a Guarantor

By:
Name:
Title:

TASS, INC.,
as a Guarantor

By:
Name:
Title:

VALENT AEROSTRUCTURES, LLC,
as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

VALENT AEROSTRUCTURES – WICHITA, LLC,
as a Guarantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – TULSA, LLC,
as a Guarantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – WASHINGTON, LLC,
as a Guarantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – LENEXA, LLC,
as a Guarantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – ST. LOUIS, INC.,
as a Guarantor

By:
Name:
Title:

OZARK MOUNTAIN TECHNOLOGIES, LLC,
as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Exhibit A
To The
Guarantee Agreement

SUPPLEMENT NO.   (this “Supplement”) dated as of   20 , to the Guarantee Agreement dated as of December 28, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”) and each of the Subsidiaries (as defined in the Credit Agreement (as defined below)) of the Borrower that may become party thereto pursuant to Section 8(b) thereof (collectively, the “Guarantors”) and ROYAL BANK OF CANADA, as Administrative Agent (the “Administrative Agent”) for the Secured Parties.

A.        Reference is made to that certain Credit Agreement, dated as of December 28, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the Lenders and Issuing Banks from time to time party thereto.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Guarantee Agreement.

B.           The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans, the Issuing Banks to issue Letters of Credit, the Hedge Banks to enter into the Secured Hedge Agreements and the Cash Management Banks to enter into the Cash Management Documents.  Pursuant to Section 5.12 of the Credit Agreement, any Person that becomes a Wholly Owned Subsidiary of the Borrower that is required to become a Guarantor under the Collateral and Guarantee Requirement after the Effective Date is required to enter into the Guarantee Agreement as a Guarantor.  The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Guarantee Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans, the Issuing Banks to issue additional Letters of Credit, the Hedge Banks to enter into additional Secured Hedge Agreements and the Cash Management Banks to enter into the Cash Management Documents and as consideration for the Loans previously made, Letters of Credit previously issued, Secured Hedge Agreements and Cash Management Documents previously entered into.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1.   Guarantee; Limitation of Liability.  (a) In accordance with Section 5.12 of the Credit Agreement, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, reasonable fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any other Secured Party in connection with the enforcement of any rights or remedies under this Supplement, the Guarantee Agreement or any other Loan Document.  Without limiting the generality of the foregoing, the New Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           The New Guarantor, and by its acceptance of this Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Supplement, the Guarantee Agreement and the Obligations of the New Guarantor hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Supplement, the Guarantee Agreement and the Obligations of the New Guarantor hereunder and thereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the New Guarantor hereby irrevocably agree that the Obligations of the New Guarantor under this Supplement and the Guarantee Agreement at any time shall be limited to the maximum amount as will result in the Obligations of the New Guarantor under this Supplement and the Guarantee Agreement not constituting a fraudulent transfer or conveyance.

(c)           The New Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Supplement, the Guarantee Agreement or any other guarantee, the New Guarantor will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.                     Obligations Under the Guarantee Agreement.  The New Guarantor hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guarantee Agreement to the same extent as each of the other Guarantors thereunder.  The New Guarantor further agrees, as of the date first above written, that each reference in the Guarantee Agreement to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the New Guarantor, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the New Guarantor.

Section 3.                     Representations and Warranties.  The New Guarantor hereby makes each representation and warranty set forth in Section 6 of the Guarantee Agreement to the same extent as each other Guarantor.

Section 4.                     Delivery by Facsimile; Electronic Transmission.  Delivery of an executed counterpart of a signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart of this Supplement.

Section 5.                     Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS RELATED THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SUPPLEMENT OR THE TRANSACTIONS RELATED THERETO SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST THE NEW GUARANTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS RELATED THERETO IN ANY COURT REFERRED TO IN THIS SECTION 16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Supplement to be duly executed and delivered by officers thereunto duly authorized as of the date first above written.

[NAME OF NEW GUARANTOR],
as Additional Guarantor

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

EXHIBIT C

Form of Perfection Certificate

C-1

EXHIBIT D

Form of Collateral Agreement

COLLATERAL AGREEMENT

dated as of

December 28, 2012

among

LMI AEROSPACE, INC.

and

CERTAIN SUBSIDIARIES
IDENTIFIED HEREIN,
collectively, the Grantors,

and

ROYAL BANK OF CANADA,
as Administrative Agent

SCHEDULES

-i-

TABLE OF CONTENTS
(continued)

Page

SCHEDULE I	Pledged Equity; Pledged Debt
SCHEDULE II	Commercial Tort Claims
SCHEDULE III	Deposit Accounts and Securities Accounts

EXHIBITS

EXHIBIT I	Form of Collateral Agreement Supplement
EXHIBIT II	Form of Issuer’s Acknowledgement

-ii-

COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 28, 2012,  is made by and among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), certain subsidiaries of the Borrower from time to time party hereto and ROYAL BANK OF CANADA (“Royal Bank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement (as defined below)).

Reference is made to that certain Credit Agreement, dated as of December 28, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the Lenders and Issuing Banks from time to time party thereto.

The Lenders have agreed to extend credit to the Borrower and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrower and the other Loan Parties, in each case, subject to the terms and conditions set forth in the Credit Agreement and the Hedge Banks have agreed to enter into Secured Hedge Agreements and the Cash Management Banks have agreed to enter into arrangements relating to Cash Management Obligations.  The obligations of the Lenders to extend such credit, the Issuing Banks to issue such Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into arrangements relating to Cash Management Obligations are conditioned upon, among other things, the execution and delivery of this Agreement.  The Borrower and each other Grantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Issuing Banks to issue Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into arrangements relating to Cash Management Obligations.  Accordingly, the parties hereto agree as follows:

ARTICLE X

Definitions

SECTION 10.01  Credit Agreement.  i)  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.

(b)           The interpretive provisions specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 10.02  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to, or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“Article 9 Collateral” has the meaning specified in Section 3.01(a).

“CFC” means an entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and with respect to which the Borrower is a “United States shareholder” within the meaning of Section 951(b) of the Code.

 “Claiming Party” has the meaning assigned to such term in Section 5.01.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 5.01.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Accounts” means (a) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments and (b) one or more Deposit Accounts established solely for the purpose of funding petty cash or otherwise for which a control agreement has not been obtained (other than those specified in clause (a) above) so long as the aggregate amount or deposit in all Deposit Accounts referred to in this clause (b) does not exceed $250,000 at any time.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts; provided that General Intangibles shall not include, except solely for the purposes of Section 3.01(b), any intellectual property and related assets subject to the Intellectual Property Security Agreement or any assets otherwise specifically excluded from the definition of “Collateral” (as defined therein).

“Grantor” means, collectively, the Initial Grantors and any other Subsidiary of the Borrower that executes and delivers a Collateral Agreement Supplement pursuant to Section 6.14.

“Initial Grantors” means the Borrower and each Subsidiary of the Borrower party hereto on the date hereof.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership or partnership certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Receivables Records” means (i) all originals of all documents, instruments or other writings or electronic records or other records evidencing Receivables, (ii) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgements, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

2

“Collateral Agreement Supplement” means an agreement in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

ARTICLE XI

Pledge of Securities

SECTION 11.01  Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, including obligations under the Guarantee Agreement, each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) all Equity Interests owned or otherwise held by it in each of its Subsidiaries listed on Schedule I and any other Equity Interests in any Subsidiary of the Borrower obtained after the date of this Agreement by such Grantor and the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include (A) Equity Interests in any Subsidiary that is directly or indirectly owned by a CFC, (B) more than 65% of the issued and outstanding Voting Interests of each Subsidiary that is a CFC, (C) Equity Interests in any Person (other than Wholly Owned Subsidiaries) to the extent not permitted to be pledged by the terms of such Person’s organizational or joint venture documents and (D) Equity Interests of any Domestic Subsidiary whose only asset is the Equity Interests in Foreign Subsidiaries; (ii) (A) all debt securities owned by it and listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained after the date of this Agreement by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); provided that the Pledged Debt shall exclude intercompany Indebtedness owed by any Subsidiary that is a CFC or is directly or indirectly owned by a CFC solely to the extent a pledge thereof could reasonably be expected to result in material adverse tax consequences; (iii) all other property that is delivered to and held by the Administrative Agent in accordance with the Collateral and Guarantee Requirement; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and (vi) all proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall exclude (A) any assets the pledge of which is prohibited by law or by agreements containing anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable Law and (B) any intellectual property and related assets subject to the Intellectual Property Security Agreement (it being understood and agreed that such intellectual property and related assets shall otherwise constitute Collateral).

3

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, subject, however, to the terms, covenants and conditions hereinafter set forth.

The grant of a security interest in the Pledged Collateral by each Grantor under this Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under, or in respect of, the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 11.02  Delivery of the Pledged Collateral.

(a)           Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b)           Each Grantor will cause (i) any Pledged Debt (other than any intercompany loans constituting Pledged Debt made by such Grantor to a non-Loan Party), to be evidenced by a duly executed promissory note (or pursuant to a global note) that is pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)           Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to Section 2.02(a) or (b) shall be accompanied by undated stock or note powers, as applicable, duly executed in blank, or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied (to the extent necessary to perfect the security interest therein or allow realization thereon) by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request.

(d)           Each Grantor hereby agrees that if any of the Pledged Securities not otherwise covered by Sections 2.02(a) or (b) above are at any time not evidenced by certificates, then each applicable Grantor shall, to the extent permitted by applicable Law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgement of the pledge of such Pledged Securities,  substantially in the form of Exhibit II hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the applicable issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request, (A) cause the Organizational Documents of each such issuer to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the New York UCC or its equivalent in other jurisdictions and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 2.02(a).  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

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SECTION 11.03  Representations, Warranties and Covenants.  Each Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a)           Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement.

(b)           Each Grantor has good and valid rights in and title to the Pledged Collateral and has full power and authority to pledge to the Administrative Agent such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than consent or approval that has been obtained (except for such actions of issuers as are contemplated by Section 2.02(a)).

(c)           The Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Subsidiary of the Grantors, to the best of the Grantors’ knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and non-assessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Subsidiary of the Grantors, to the best of the Grantors’ knowledge), are legal, valid and binding obligations of the issuers thereof, enforceable against each issuer thereof in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (whether considered in a proceeding at law or in equity).

(d)           Except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever.

(e)           Except for restrictions and limitations imposed by the Loan Documents or securities laws generally, (i) the Pledged Equity is freely transferable and assignable, and (ii) none of the Pledged Equity is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

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(f)           Each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.

(g)           Except as disclosed or provided in or pursuant to Section 3.03 of the Credit Agreement, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

(h)           By virtue of the execution and delivery by the Grantors of this Agreement and the making of the filings and completion of the other actions contemplated hereby, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations.

(i)           The pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 11.04  Certification of Limited Liability Company and Limited Partnership Interests; Modification of Organizational Documents.  Each certificate representing an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 shall be delivered to the Administrative Agent. Except as requested by the Administrative Agent, each Grantor agrees that it will not, and will cause each of its Subsidiaries not, to amend its Organizational Documents such that any Pledged Collateral would be treated as a “security” for purposes of the New York UCC or its equivalent in other jurisdictions as a result of such amendment.

SECTION 11.05  Registration in Nominee Name; Denominations.  If an Event of Default shall occur and be continuing and the Administrative Agent shall have given the Borrower written notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Loan Documents and the terms and conditions of the applicable Pledged Securities.  Promptly upon the cure or waiver of any such Event of Default, upon the request and at the expense of the applicable Grantor, the Administrative Agent shall transfer to or register in the name of, as applicable, each Grantor which originally made the grant hereunder, any such Pledged Securities transferred to or registered in the name of the Administrative Agent pursuant to this Section 2.05 and not otherwise sold or disposed of by the Administrative Agent in accordance with the Loan Documents.

SECTION 11.06  Voting Rights; Dividends and Interest.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Borrower in writing that the rights of the Grantors under this Section 2.06 are being suspended:

(i)         Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof for any purpose not prohibited by the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights inuring to a holder of any Pledged Equity or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

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(ii)        The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(b)           Except upon notice given by the Administrative Agent to the Borrower following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c)           Upon notice given by the Administrative Agent to the Borrower following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (b) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor, contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (b) of this Section 2.06 and that remain in such account.

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(d)           Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent (at the direction, or with the consent, of the Required Lenders) shall have provided notice to the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and the Administrative Agent shall have all the obligations it would otherwise have under paragraph (a)(ii) of this Section 2.06.

(e)           Any notice given by the Administrative Agent to the Grantors suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing (or by telephone if promptly confirmed in writing), (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (b) of this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE XII

Security Interests in Personal Property

SECTION 12.01  Security Interest.

(a)           As security for the payment or performance, as the case may be, in full of the Obligations, including obligations under the Guarantee Agreement, each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)         all Accounts;

(ii)        all cash, Deposit Accounts and Securities Accounts;

(iii)       all Chattel Paper;

(iv)       all Documents;

(v)        all Equipment;

(vi)       all General Intangibles;

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(vii)      all Goods;

(viii)     all Instruments;

(ix)       all Inventory;

(x)        all Investment Property;

(xi)       all Commercial Tort Claims described on Schedule II;

(xii)      all  Receivables and Receivables Records;

(xiii)     all Letter of Credit Rights;

(xiv)     all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(xv)      all books and records pertaining to the Article 9 Collateral; and

(xvi)     to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) motor vehicles and other assets subject to certificates of title, (B) Equity Interests of any Subsidiary that is directly or indirectly owned by a CFC, (C) more than 65% of the issued and outstanding Voting Interests of each Subsidiary that is a CFC and that is directly held by the Borrower or by any Domestic Subsidiary of the Borrower, (D) Equity Interests in any Person (other than Wholly-Owned Subsidiaries) to the extent not permitted to be pledged by the terms of such Person’s organizational or joint venture documents, (E) any asset with respect to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby, (F) assets (including interests in any partnership, joint venture or non Wholly-Owned Subsidiary of the Borrower) to the extent a pledge thereof or security interest therein is prohibited by applicable Law, regulation or agreements in effect on the date of this Agreement or the date of acquisition of such asset from a third party and containing enforceable anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable Law, (G) any lease, license or other agreement or any property subject to a purchase money security interest or Capital Lease Obligation or similar arrangement which is permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license, or agreement, purchase money security interest or Capital Lease Obligation or similar arrangement or create a right of termination in favor of any party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition, (H) Equity Interests of any Domestic Subsidiary whose only asset is the Equity Interests of Foreign Subsidiaries, (I) any real property with a fair market value of less than $1,000,000, (J) intercompany Indebtedness owed by any Subsidiary that is a CFC or is directly or indirectly owned by a CFC solely to the extent a pledge thereof could reasonably be expected to result in adverse tax consequences, or (K) “intent-to-use” trademark or service mark applications.  Each Grantor shall, if requested to do so by the Administrative Agent, use commercially reasonable efforts to obtain consents in relation to such of the items otherwise excluded from the Collateral pursuant to clause (F) or (G) of the immediately preceding sentence.  Notwithstanding anything to the contrary herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition set forth in this paragraph, the Collateral shall include, and the Borrower shall be deemed to have granted a security in, all relevant previously restricted or conditioned rights, interests or other assets, as the case may be, as if such restriction or condition had never been in effect.

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(b)           Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets whether now owned or hereafter acquired” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.  Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto with respect to the Collateral or any part thereof naming any Grantor as debtor or the Grantors as debtors and the Administrative Agent as secured party, if filed prior to the date hereof.

(c)           The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)           The grant of a security interest in the Collateral by each Grantor under this Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under, or in respect of, the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 12.02   Representations and Warranties.  Each Grantor jointly and severally represents and warrants to the Administrative Agent and the other Secured Parties that:

(a)           Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and is in full force and effect.

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(b)           This Agreement has been duly executed and delivered by each Grantor that is or is intended to be party hereto.  This Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against each Grantor that is party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (whether considered in a proceeding at law or in equity).

(c)           The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in the Perfection Certificate (or specified by notice from such Grantor to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.12 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, re-filing, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.

(d)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, including obligations under the Guarantee Agreement and (ii) subject to the filings described in Section 3.02(c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement.

(e)           The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted pursuant to Section 6.02 of the Credit Agreement.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable Laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted pursuant to Section 6.02 of the Credit Agreement.

(f)           On the date hereof, except to the extent set forth on Schedule II, no Grantor has rights in any Commercial Tort Claim.

(g)           On the date hereof, Schedule III is a true and complete list of all Deposit Accounts and Securities Accounts maintained by each Grantor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement.

SECTION 12.03    Covenants.

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(a)           Each Grantor agrees promptly, and in any event with ten Business Days, to notify the Administrative Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, or (iii) in the jurisdiction of organization of any Grantor.

(b)           Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c)           The Borrower shall deliver to the Administrative Agent the information required pursuant to the Perfection Certificate, or confirm that there has been no change in such information since the most recent certificate delivered pursuant to this Section 3.03(c), when and as required pursuant to Section 5.02 of the Credit Agreement.

(d)           The Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to (or to cause the applicable Grantor to) execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any amounts payable under or in connection with any of the Article 9 Collateral are owed to any Grantor and are or shall become evidenced by any promissory note or other Instrument, then except with respect to amounts which, together the fair value of property not required to be collaterally assigned to the Administrative Agent pursuant to Section 3.03(f), do not exceed $250,000 in the aggregate, such note or Instrument shall be promptly pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

(e)           At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within ten Business Days of demand for any such payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f)           If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, then except with respect to property that such Grantor reasonably believes, together with the amounts evidenced by a promissory note or Instrument but not required to be pledged to the Administrative Agent pursuant to Section 3.03(d), do not exceed $250,000 in the aggregate, such Grantor shall promptly collaterally assign such security interest to the Administrative Agent for the benefit of the Secured Parties.  Such collateral assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

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(g)           If any Grantor shall obtain an interest in any Commercial Tort Claim as to which it determines that it reasonably expects to recover at least $250,000, such Grantor shall within ten Business Days of making such determination (or such other period reasonably satisfactory to the Administrative Agent) sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

(h)           Upon any Grantor opening or otherwise acquiring a Deposit Account or Securities Account (in each case other than an Excluded Account), such Grantor shall promptly take all such actions and execute and deliver all such documents and instruments as the Administrative Agent shall reasonably request to perfect the Administrative Agent’s first priority Lien in such Collateral in a customary manner. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not (i) give, or interfere with such Grantor’s right to give, any instructions to any depositary bank or financial intermediary or (ii) withhold any withdrawal rights from any Grantor, in each case unless an Event of Default has occurred and is continuing.

(i)           Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the other Secured Parties from and against any and all liability for such performance.

(j)           Upon occurrence and during the continuance of an Event of Default, after notice from the Administrative Agent, such Grantor will not without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld (i) grant any material extension of the time of payment of any Receivable required to be included in Collateral, (ii) compromise or settle any Receivable required to be included in Collateral for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable required to be included in Collateral, (iv) allow any credit or discount whatsoever on any Receivable required to be included in Collateral or (v) amend, supplement or modify any Receivable required to be included in Collateral in any manner that could adversely affect the value thereof except in each case in the ordinary course of business consistent with past practice.  Except as the Administrative Agent may otherwise permit in writing, if such Grantor shall enter into any contract or other transaction with an Applicable Governmental Authority (as defined below) which will result in an Applicable Governmental Authority becoming an obligor on any Receivable required to be included in Collateral of an amount greater than $250,000, such Grantor shall (i) promptly thereafter notify the Administrative Agent thereof, (ii) provide to the Administrative Agent all such documents and instruments, and take all such actions, as shall be reasonably requested by the Administrative Agent to enable the Administrative Agent to comply with the requirements of the Federal Assignment of Claims Act or any other applicable requirement of Law to perfect its security interest in such Receivables and obtain the benefits of such act or law with respect thereto and (iii) otherwise comply with its obligations under Section 3.03(d) above with respect thereto.  As used in this paragraph, the term “Applicable Governmental Authority” shall mean any Governmental Authority the requirements of Law applicable to which provide that, for a creditor of a Person to which such Governmental Authority has an obligation to pay money, whether pursuant to a Receivable, a General Intangible or otherwise, to perfect such creditor’s Lien on such obligation and/or to obtain the full benefits of such Lien and such requirements of Law, certain notice, filing, recording or other similar actions other than the filing of a financing statement under the Uniform Commercial Code must be given, executed, filed, recorded, delivered or completed, including, without limitation, any Federal Governmental Authority to which the Federal Assignment of Claims Act of 1940 is applicable.

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SECTION 12.04  Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)           Instruments.  If any Grantor shall at any time hold or acquire any Instruments constituting Collateral from the Borrower and/or any of its Subsidiaries or from any other Person and evidencing an amount, either individually or in the aggregate, in excess of $250,000, such Grantor shall promptly endorse, collaterally assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)           Investment Property.  Except to the extent otherwise provided in Article II, if any Grantor shall at any time acquire any certificated securities, such Grantor shall promptly endorse, collaterally assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.  If any securities are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, then each applicable Grantor shall, to the extent permitted by applicable Law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgement of the pledge of such securities substantially in the form of Exhibit II hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such securities, cause such pledge to be recorded on the equityholder register or the books of the applicable issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request, (A) cause the Organizational Documents of each such issuer to be amended to provide that such securities shall be treated as “securities” for purposes of the New York UCC or its equivalent in other jurisdictions and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 2.02(a).  Promptly upon the cure or waiver of any such Event of Default, upon the request and at the expense of the applicable Grantor, the Administrative Agent shall re-register in the name of each Grantor which originally made the grant hereunder any such uncertificated securities registered in the name of the Administrative Agent pursuant to this Section 3.04(b) and not otherwise sold or disposed of by the Administrative Agent in accordance with the Loan Documents.

ARTICLE XIII

Remedies

SECTION 13.01  Remedies Upon Default.  ii)  Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent promptly, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with written notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with written notice thereof prior to such exercise; and (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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(b)           The Administrative Agent shall give the applicable Grantors ten Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its reasonable discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver.  Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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SECTION 13.02  Application of Proceeds.

(a)           The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 7.03 of the Credit Agreement.

(b)           The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 13.03  Certain Matters Relating to Receivables.

(a)           The Administrative Agent shall have the right, if an Event of Default has occurred and is continuing, at any time to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.

(b)           The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables required to be included in Collateral, provided that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, any payments of such Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within ten Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in an account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 4.02, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables required to be included in Collateral shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables required to be included in Collateral, including, without limitation, all original orders, invoices and shipping receipts.

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(d)           The Administrative Agent in its own name or in the name of others may at any time when an Event of Default has occurred and is continuing, communicate with obligors under the Receivables required to be included in Collateral to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any such Receivables.

(e)           Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, each Grantor shall notify obligors on the Receivables required to be included in Collateral that such Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(f)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables required to be included in Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any such Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE XIV

Subrogation and Subordination

SECTION 14.01  Contribution and Subrogation.  Each Grantor (a “Contributing Party”) agrees (subject to Section 5.02) that, in the event assets of any other Grantor  (the “Claiming Party”) shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.14, the date of the Collateral Agreement Supplement executed and delivered by such Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 14.02  Subordination.

(a)           Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Section 5.01 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations (other than contingent obligations for which no claim or other demand has been made).  No failure on the part of any Grantor to make the payments required by Section 5.01 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

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(b)           Each Grantor hereby agrees that all Indebtedness owed to it by any Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations (other than contingent obligations for which no claim or other demand has been made).

ARTICLE XV

Miscellaneous

SECTION 15.01  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier, mailed by certified or registered mail or sent by fax or other electronic transmission (i) if to any Grantor, addressed to it in care of the Borrower at the Borrower’s address specified on Schedule 9.01 to the Credit Agreement, (ii) if to any Agent or any Lender, at its address specified in Schedule 9.01 to the Credit Agreement, (iii) if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, (iv) if to any Cash Management Bank, at its address specified in the Cash Management Documents to which it is a party or (v) as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All such notices and other communications shall be deemed to be given or made as provided in Section 9.01 of the Credit Agreement.

SECTION 15.02   Waivers; Amendment.

(a)           No failure or delay by the Administrative Agent, any other Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, any other Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.   Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 15.03  Administrative Agent’s Fees and Expenses; Indemnification.

(a)           The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of any and all of its reasonable and documented out-of-pocket expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or any other Loan Document.

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(b)           The parties hereto agree that the Administrative Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) shall be entitled to indemnification as provided in Section 9.03 of the Credit Agreement as if such section were set out in full herein and references to the “Borrower” therein were references to each Grantor, and each Grantor hereby waives all liabilities against the Administrative Agent and each Secured Party as if Indemnitees and the other Secured Parties to the extent set forth in Section 9.03 of the Credit Agreement.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents.  The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.  All amounts due under this Section 6.03 shall be payable within ten Business Days of written demand therefor.

SECTION 15.04  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 15.05  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 15.06  Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

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SECTION 15.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15.08  Right of Set-Off.  In addition to any rights and remedies of the Agents and the Lenders provided under applicable Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, without notice to any Loan Party, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent, such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of any Grantor against any and all of the Obligations of such Grantor now or hereafter due and owing under the Loan Documents, irrespective of whether such Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Agent, each Lender and each Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 11.  The rights of the each Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section 11 are in addition to other rights and remedies (including other rights of setoff) that each Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 15.09  Governing Law; Jurisdiction.

(e)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(f)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AGAINST EACH GRANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(g)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 6.09.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 15.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 15.12  Security Interest Absolute.  All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 15.13  Termination or Release.

(a)           This Agreement, the Collateral Agreement Supplements, the Security Interest and all other security interests granted hereby shall automatically terminate on the Termination Date.

(b)           Upon (i) any sale or other transfer by any Grantor of any Collateral that is  permitted under the Credit Agreement to any Person other than any other Loan Party, (ii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 and Section 8.10(a) of the Credit Agreement, or (iii) with respect to any Collateral owned by a Grantor, the release of such Grantor from its obligations under the applicable Guarantee Agreement in accordance with the terms of the Loan Documents, the security interest granted to, or held by, the Administrative Agent in such Collateral shall be automatically released.

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(c)           Upon the granting of a security interest in any Collateral to another Person by a Grantor pursuant to, and in accordance with the terms of, Section 6.02(d) or 6.02(i) of the Credit Agreement, the security interest granted to or held by the Administrative Agent in such Collateral shall be released or subordinated to such security interest granted to such Person.

(d)           Each Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released if such Grantor ceases to be a Material Subsidiary pursuant to the terms of the Credit Agreement.

(e)           In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 6.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 15.14  Additional Grantors.  Any Person required to become party to this Agreement pursuant to Section 5.12 of the Credit Agreement may do so by executing and delivering a Collateral Agreement Supplement and such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 15.15  Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until the termination of the Credit Agreement) and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; (h) to obtain or maintain the policies of insurance required by Section 6.06 of the Credit Agreement or to pay any premium in whole or in part relating thereto and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.  All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten Business Days of demand by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

22

SECTION 15.16  General Authority of the Administrative Agent.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder, except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and all other Collateral Documents.

[SIGNATURE PAGES TO FOLLOW]

23

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

LMI AEROSPACE, INC.

By:
Name:
Title:

LEONARD’S METAL, INC.,
as a Grantor

By:
Name:
Title:

LMI FINISHING, INC.,
as a Grantor

By:
Name:
Title:

PRECISE MACHINE COMPANY,
as a Grantor

By:
Name:
Title:

TEMPCO ENGINEERING, INC.,
as a Grantor

By:
Name:
Title:

VERSAFORM CORP.,
as a Grantor

By:
Name:
Title:

[Signature Page to Collateral Agreement]

LMI KITTING, LLC,
as a Grantor

By:
Name:
Title:

D3 TECHNOLOGIES INC.,
as a Grantor

By:
Name:
Title:

INTEGRATED TECHNOLOGIES, INC.,
as a Grantor

By:
Name:
Title:

TASS HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

VALENT AEROSTRUCTURES, LLC,
as a Grantor

By:
Name:
Title:

[Signature Page to Collateral Agreement]

VALENT AEROSTRUCTURES – WICHITA, LLC,
as a Grantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – TULSA, LLC,
as a Grantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – WASHINGTON, LLC,
as a Grantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – LENEXA, LLC,
as a Grantor

By:
Name:
Title:

VALENT AEROSTRUCTURES – ST. LOUIS, INC.,
as a Grantor

By:
Name:
Title:

OZARK MOUNTAIN TECHNOLOGIES, LLC,
as a Grantor

By:
Name:
Title:

[Signature Page to Collateral Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Collateral Agreement]

SCHEDULE I

Pledged Equity

SCHEDULE II

Commercial Tort Claims

SCHEDULE III

Deposit Accounts and Securities Accounts

EXHIBIT I
TO THE COLLATERAL AGREEMENT

FORM OF COLLATERAL AGREEMENT SUPPLEMENT

SUPPLEMENT NO. [ ] (this “Supplement”), dated as of [                    ], to that certain Collateral Agreement, dated as of December 28, 2012, by and among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto and ROYAL BANK OF CANADA (“Royal Bank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement (as defined below)).

A.           Reference is made to that certain Credit Agreement, dated as of December 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the Lenders and Issuing Banks from time to time party thereto (the “Lenders”).

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C.           The Grantors have entered into the Collateral Agreement in order to induce the Lenders to extend credit, the Issuing Banks to issue Letters of Credit, the Hedge Banks to enter into the Secured Hedge Agreements and the Cash Management Banks to enter into arrangements relating to Cash Management Obligations.  Section 6.14 of the Collateral Agreement and Section 5.12 of the Credit Agreement provide that certain Persons may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Collateral Agreement in order to induce the Lenders to make Loans, the Issuing Banks to issue Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements, the Cash Management Banks to enter into arrangements relating to Cash Management Obligations and as consideration for the Loans previously made, Letters of Credit previously issued, Secured Hedge Agreements previously entered into and arrangements relating to Cash Management Obligations previously entered into.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1.  In accordance with Section 6.14 of the Collateral Agreement, the New Grantor by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations does hereby create and grant to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, their permitted successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Grantor.  Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include the New Grantor.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (whether considered in a proceeding at law or in equity).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Administrative Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Pledged Collateral, (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office and (c) set forth on Schedule II attached hereto is a true and correct schedule of all Commercial Tort Claims in which the New Grantor has any rights.

SECTION 5. The grant of a security interest in the Collateral by the New Grantor under this Supplement secures the payment of all Obligations of such New Grantor now or hereafter existing under, or in respect of, the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Supplement secures the payment of all amounts that constitute part of the Obligations and that would be owed by such New Grantor to any Secured Party under the Loan Documents but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 6. This Supplement has been entered into in conjunction with the provisions of the Collateral Agreement. The New Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Supplement and the terms of the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 7.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 8.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.  All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Collateral Agreement.

SECTION 11.  Reimbursement of the Administrative Agent’s expenses under this Supplement shall be governed by the applicable sections of the Collateral Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR], as New Grantor
as a Grantor

By:
Name:
Title:

Jurisdiction of Formation:
Address of Chief Executive Office:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

EXHIBIT II
TO THE COLLATERAL AGREEMENT

FORM OF ISSUER ACKNOWLEDGEMENT

The undersigned hereby (i) acknowledges receipt of the Collateral Agreement, dated as of December 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement), by and among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Collateral Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Pledged Securities (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Securities that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Collateral Agreement in connection with the registration of any Pledged Securities thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Issuer Acknowledgement to be duly executed and delivered as of the date first above written

[ ]

By:
Name:
Title:

D-1

EXHIBIT E-1

Form of Officer’s Certificate

E-1-1

EXHIBIT E-2

Form of Solvency Certificate

E-2-3

EXHIBIT F

Form of Revolving Note

$___________

[Insert date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay [Lender] (the “Lender”), at the Administrative Agent’s Office, on the Revolving Maturity Date (terms used herein without definition shall have the meanings assigned to such terms in that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”)), dated as of December 28, 2012, among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the Lenders and the Issuing Banks party thereto and ROYAL BANK OF CANADA, as Administrative Agent), the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.01(b) of the Credit Agreement, such payment or payments to be made in immediately available funds.  The Borrower further agrees to pay interest on such principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.

The Borrower promises to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Revolving Loans in accordance with Section 2.07 of the Credit Agreement from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Revolving Loans evidenced by this Revolving Note (this “Note”) and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note evidences Loans referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Note is entitled to the benefit of the Credit Agreement, the Guarantees and the Security Documents.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

In the event of a conflict between this Note and the Credit Agreement, the provisions of the Credit Agreement will govern.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

LMI AEROSPACE, INC.,
as Borrower

By:
Name:
Title:

Loans and Payments

Payments
Amount and Type of Loan	Revolving Maturity Date	Principal	Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT G

Form of Term Note

$____________

[Insert date]

FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay [Lender] (the “Lender”), at the Administrative Agent’s Office, on each date set forth under that certain Credit Agreement (as defined below) and on the Term Maturity Date (terms used herein without definition shall have the meanings assigned to such terms in that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”)), dated as of December 28, 2012, among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the lenders and the Issuing Banks party thereto and ROYAL BANK OF CANADA, as Administrative Agent), the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Section 2.01(a) of the Credit Agreement, such payment or payments to be made in immediately available funds.  The Borrower further agrees to pay interest on such principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.

The Borrower promises to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Term Loans in accordance with Section 2.07 of the Credit Agreement from their due dates.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Term Loans evidenced by this Term Note (this “Note”) and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note evidences Loans referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Note is entitled to the benefit of the Credit Agreement, the Guarantees and the Security Documents.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

In the event of a conflict between this Note and the Credit Agreement, the provisions of the Credit Agreement will govern.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

LMI AEROSPACE, INC.,
as Borrower

By:
Name:
Title:

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

LOAN, CONTINUATIONS, CONVERSIONS AND REPAYMENTS
OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

EXHIBIT H

Intercompany Note

H-1

Schedule I to Intercompany Note

H-2

EXHIBIT I

Form of Specified Discount Prepayment Notice

I-1

EXHIBIT J

Form of Specified Discount Prepayment Response

J-1

EXHIBIT K

Form of Discount Range Prepayment Notice

K-1

EXHIBIT L

Form of Discount Range Prepayment Offer

L-1

EXHIBIT M

Form of Solicited Discounted Prepayment Notice

M-1

EXHIBIT N

Form of Solicited Discounted Prepayment Offer

N-2

EXHIBIT O

Form of Acceptance and Prepayment Notice

O-1

EXHIBIT P

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

P-1-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

P-2-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

P-3-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

P-4-1

EXHIBIT Q

Form of Committed Loan Notice

Q-2

EXHIBIT R

Form of Prepayment Notice

R-1

EXHIBIT S

Form of Intellectual Property Security Agreement

S-1

EXHIBIT T

Form of Compliance Certificate

T-1